Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

by and among

Q GATEWAY ULTIMATE HOLDINGS, LLC
AS BORROWER

THE LENDERS PARTY HERETO

and

ACQUIOM AGENCY SERVICES LLC, as Administrative Agent

Dated as of April 21, 2026

Page

I.	CERTAIN DEFINITIONS		1
	1.1	Certain Definitions	1
	1.2	Construction	45
	1.3	Accounting Principles	45
	1.4	Rounding	46
	1.5	[Reserved]	46
	1.6	Covenant Compliance Generally	46
	1.7	Holidays	47
	1.8	Divisions	47
	1.9	UCC Terms	48
	1.10	Cashless Rollovers	48

II.	CREDIT FACILITIES		48
	2.1	Term Loans	48
	2.2	[Reserved]	48
	2.3	[Reserved]	49
	2.4	Interest Rate Provisions	49
	2.5	Interest Periods	50
	2.6	Making of Loans	50
	2.7	Fees	51
	2.8	Notes	52
	2.9	[Reserved]	52
	2.10	Payments	52
	2.11	Interest Payment Dates	53
	2.12	Voluntary Prepayments and Reduction of Commitments	53
	2.13	Mandatory Prepayments	54
	2.14	Sharing of Payments by Lenders	55
	2.15	Defaulting Lenders	56

III.	INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY		57
	3.1	Increased Costs	57
	3.2	Taxes	58
	3.3	Illegality	62
	3.4	Inability to Determine Rate; Cost; Interest After Default	63
	3.5	Indemnity	64
	3.6	Mitigation Obligations; Replacement of Lenders	64
	3.7	Benchmark Replacement Setting	66
	3.8	Survival	67

IV.	CONDITIONS OF LENDING		67
	4.1	Conditions Precedent	67
	4.2	Conditions Precedent to any Loan	69

V.	REPRESENTATIONS AND WARRANTIES		69
	5.1	Organization and Qualification	69
	5.2	Compliance With Laws	69
	5.3	Title to Properties	70

i

(cont’d)

Page

	5.4	Investment Company Act	70
	5.5	Event of Default	70
	5.6	Subsidiaries and Owners	70
	5.7	Power and Authority; Validity and Binding Effect	70
	5.8	No Conflict; Material Agreements; Consents	71
	5.9	Litigation	71
	5.10	Financial Statements	71
	5.11	Margin Stock	72
	5.12	Full Disclosure	72
	5.13	Taxes	73
	5.14	Intellectual Property; Other Rights	73
	5.15	[Reserved]	73
	5.16	Insurance	73
	5.17	Employee Benefits Compliance	73
	5.18	Environmental Matters	74
	5.19	Communications Regulatory Matters	74
	5.20	Solvency	75
	5.21	[Reserved]	75
	5.22	Transactions with Affiliates	76
	5.23	Labor Matters	76
	5.24	Anti-Corruption; Anti-Terrorism and Sanctions	76
	5.25	Borrower as a Holding Compan	77
	5.26	Acquisition Not Subject to Exon Florio Provision of the Defense Production Act	77

VI.	AFFIRMATIVE COVENANTS		77
	6.1	Reporting Requirements	77
	6.2	Preservation of Existence, Etc	80
	6.3	Preservation of Licenses	81
	6.4	Payment of Liabilities, Including Taxes, Etc	81
	6.5	Maintenance of Insurance	81
	6.6	Maintenance of Properties	81
	6.7	Visitation Rights; Quarterly Lender Calls	81
	6.8	Keeping of Records and Books of Account	82
	6.9	Compliance with Laws	82
	6.10	[Reserved]	82
	6.11	[Reserved]	82
	6.12	Use of Proceeds	82
	6.13	Updates to Schedules and Annexes	83
	6.14	Material Agreements	83
	6.15	Benefit Plan Compliance	83

VII.	NEGATIVE COVENANTS		83
	7.1	Indebtedness	83
	7.2	Liens	85

(cont’d)

Page

	7.3	Affiliate Transactions	85
	7.4	Contingent Obligations	86
	7.5	Loans and Investments	87
	7.6	Dividends and Related Distributions	88
	7.7	Liquidations, Mergers, Consolidations, Acquisitions	89
	7.8	Dispositions of Assets or Subsidiaries	90
	7.9	Use of Proceeds	91
	7.10	[Reserved]	91
	7.11	Continuation of or Change in Business	91
	7.12	Fiscal Year	91
	7.13	[Reserved]	91
	7.14	Changes in Organizational Documents	91
	7.15	Negative Pledges; Other Inconsistent Agreements	91
	7.16	Material Agreements	92
	7.17	Employee Plans	93
	7.18	[Reserved]	93
	7.19	Borrower as a Holding Company	93
	7.20	Anti-Layering	94
	7.21	Anti-Corruption; Anti-Terrorism; Sanctions	94
	7.22	Independence of Covenants	94

VIII.	FINANCIAL COVENANTS		94
	8.1	Maximum Total Net Leverage Ratio	94
	8.2	Minimum Fixed Charge Coverage Ratio	94

IX.	EVENTS OF DEFAULT		95
	9.1	Events of Default	95
	9.2	Consequences of Event of Default	97
	9.3	Right to Cure	99

X.	THE ADMINISTRATIVE AGENT		99
	10.1	Appointment and Authority	99
	10.2	Rights as a Lender	100
	10.3	No Fiduciary Duty	100
	10.4	Exculpation	100
	10.5	Reliance by the Administrative Agent	102
	10.6	Delegation of Duties	102
	10.7	Filing Proofs of Claim	102
	10.8	Resignation of the Administrative Agent	103
	10.9	[Reserved]	103
	10.10	Non-Reliance on the Administrative Agent and Other Lenders	104
	10.11	Enforcement	104
	10.12	[Reserved]	104
	10.13	[Reserved]	104
	10.14	[Reserved]	104

(cont’d)

Page

	10.15	No Reliance on the Administrative Agent’s Customer Identification Program	105
	10.16	Certain ERISA Matters	105
	10.17	Rate Disclaimer	106

XI.	MISCELLANEOUS		106
	11.1	Modifications, Amendments or Waivers	106
	11.2	No Implied Waivers; Cumulative Remedies	108
	11.3	Expenses; Indemnity; Damage Waiver	109
	11.4	Notices; Effectiveness; Electronic Communication	110
	11.5	Severability	111
	11.6	Duration; Survival	111
	11.7	Successors and Assigns	112
	11.8	Confidentiality	116
	11.9	Counterparts; Integration; Effectiveness	116
	11.10	Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial	117
	11.11	USA Patriot Act Notice	119
	11.12	Payments Set Aside	119
	11.13	[Reserved]	119
	11.14	Interest Rate Limitation	119
	11.15	FCC and PUC Compliance	119
	11.16	[Reserved]	120
	11.17	No Advisory or Fiduciary Responsibility	120
	11.18	[Reserved]	120
	11.19	Recovery of Erroneous Payments	121
	11.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	121
	11.21	Deemed Payment in Full; Automatic Termination	121

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	___	NOTICE ADDRESSES
SCHEDULE 1.1(B)	___	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	___	EXISTING LIENS
SCHEDULE 5.1	___	QUALIFICATIONS TO DO BUSINESS AND JURISDICTION OF ORGANIZATION
SCHEDULE 5.6	___	SUBSIDIARIES
SCHEDULE 5.19	___	LICENSES
SCHEDULE 7.1	___	EXISTING INDEBTEDNESS
SCHEDULE 7.5	___	INVESTMENTS

EXHIBITS

EXHIBIT A	___	ASSIGNMENT AND ASSUMPTION
EXHIBIT B	___	COMPLIANCE CERTIFICATE
EXHIBIT C	___	[RESERVED]
EXHIBIT D	___	LOAN REQUEST
EXHIBIT E	___	[RESERVED]
EXHIBIT F	___	NOTE
EXHIBIT G	___	SOLVENCY CERTIFICATE
EXHIBIT H	___	TAX COMPLIANCE CERTIFICATES
EXHIBIT I	___	CONVERSION OR CONTINUATION NOTICE
EXHIBIT J	___	PERMITTED ACQUISITION QUESTIONNAIRE
EXHIBIT K	___	PERMITTED ACQUISITION CERTIFICATE

term loan CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (this “Agreement”) is dated as of April 21, 2026 and is made by and among Q Gateway Ultimate Holdings, LLC (the “Borrower”), the LENDERS (as hereinafter defined), and ACQUIOM AGENCY SERVICES LLC, in its capacity as Administrative Agent.

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide to the Borrower an unsecured term loan facility in an aggregate principal amount up to $160,000,000; and

WHEREAS, the Lenders have agreed to provide such unsecured term loan facility on the terms and conditions set forth herein.

In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I.        CERTAIN DEFINITIONS

1.1         Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquired Business” means any Person or all or substantially all of the assets of, or any line of business or division or business unit of, any other Person acquired in an Acquisition.

“Acquisition” means any acquisition, in a single transaction or in a series of related transactions, of all or any substantial portion of the assets of, or any line of business, division or business unit of, another Person, or at least a majority of the equity interests of another Person, in each case whether involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Agreement” means each stock purchase agreement, merger agreement, asset purchase agreement, or similar document executed and delivered in connection with an Acquisition.

“Acquisition Agreement Period” means the period commencing on the Closing Date through and including the date of the termination of the Closing Date Acquisition Agreement (including as a result of the consummation of the GCI Transaction or otherwise).

“Acquisition Consummation Date” has the meaning set forth in Section 11.21.

“Administrative Agent” means Acquiom Agency Services LLC, in its capacity as administrative agent under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent, if any.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means, that certain agent fee letter, dated as of hereof, between the Borrower and the Administrative Agent.

“Agent Parties” has the meaning set forth in Section 11.4(d)(ii).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%) per annum, and (c) the Term SOFR Rate for an Interest Period of one month in effect on such day plus one percent (1.00%) per annum; provided that, in no event shall the Alternate Base Rate be less than one percent (1.00%) per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Term SOFR Rate, respectively, and without necessity of notice being provided to the Borrower or any other Person.

“Annualized Consolidated EBITDA” means the product of (x) Consolidated EBITDA for the then most recently completed fiscal quarter multiplied by (y) 4.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Applicable Margin” means, as applicable: (a) 6.50%, to be added to the Alternate Base Rate applicable to Base Rate Loans, or (b) 7.50%, to be added to the Term SOFR Rate applicable to Term SOFR Rate Loans; provided, in each case, that if interest is paid in-kind for any portion of the Loans in any Interest Period (in accordance with the terms and conditions set forth herein), interest payable on all Loans for such Interest Period shall increase to a percentage per annum equal to, in the case of (a) Loans maintained as Base Rate Loans, 7.50% and (b) in the case of Loans maintained as Term SOFR Rate Loans, 8.50%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of (a) one external counsel selected by the Lenders, (b) to the extent reasonably necessary, one external local counsel in each relevant material jurisdiction selected by the Lenders, (c) one external regulatory counsel selected by the Lenders if reasonably required, (d) one external counsel selected by the Administrative Agent (and to the extent reasonably necessary, one external local counsel in each relevant material jurisdiction, and one external regulatory counsel), and (e) solely in the event of an actual or perceived conflict of interest, one additional external counsel (and, if necessary, one external local counsel in each relevant material jurisdiction and one regulatory counsel if reasonably required) to each group (which may be a single Person) of similarly situated affected Persons.

“Authorized Officer” means, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer or a manager or member authorized under the Organizational Documents of the Borrower or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Availability Period” means the period commencing on the Closing Date and ending on the date that is ninety (90) days from the Closing Date.

“Available Tenor” means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (a) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate Loan” means a Loan bearing interest calculated in accordance with the Base Rate Option. A Base Rate Loan is a Loan not subject to an Interest Period.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(i).

“BBNB Amount” means an amount to be added or subtracted, as applicable, from Consolidated EBITDA for any applicable fiscal quarter equal to the difference between (a) the contracted revenue that would have been earned during such fiscal quarter from booked but not billed customer contracts of the Borrower and its Subsidiaries that have been signed and will commence billing within 120 days after the end of the applicable fiscal quarter as if all such contracts had been billed beginning on the first day of such fiscal quarter, and (b) the revenue recognized during such fiscal quarter from customer contracts of the Borrower and its Subsidiaries for which any of the Borrower or its Subsidiaries has received a notice of termination but which were not actually disconnected as of the last day of the applicable fiscal quarter.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(a). Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(a)         for the Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent (acting at the written direction of the Required Lenders):

i.         Daily Simple SOFR Rate, or

ii.        the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent, the Lenders and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. Dollar-denominated syndicated credit facilities at such time; and

(b)         for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent, the Lenders and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, further, that, if the Benchmark Replacement is calculated using the Daily Simple SOFR Rate, all interest payments will be payable on a quarterly basis.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any initial Benchmark or adjusted initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Required Lenders, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Required Lenders, decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Required Lenders, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will not be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the preamble.

“Borrower LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of February 15, 2024, as provided in the VDR (as defined in the Closing Date Acquisition Agreement) as of April 16, 2026.

“Borrowing” means as of any date of determination (a) with respect to Term SOFR Rate Loans outstanding as of such date, a borrowing consisting of Term SOFR Rate Loans and having the same Interest Period and (b) with respect to Base Rate Loans, all Base Rate Loans outstanding as of such date.

“Borrowing Date” means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Budget” means, for the Borrower and its Subsidiaries on a Consolidated basis, forecasted: (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, (d) operating budget, and (e) capital budget, all prepared on a consistent basis with the historical financial statements of Intermediate Holdings and its Subsidiaries. The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the probable course of its and its Subsidiaries’ business.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Calculation Date” has the meaning specified in Section 1.6(b).

“Capital Expenditures” means, with respect to any Person, the aggregate costs incurred by such Person during any measuring period for the acquisition of any fixed assets or improvements or replacements of, substitutions for or additions to any existing fixed asset resulting in a future economic benefit to such Person, and that are required to be capitalized in accordance with GAAP.

“Capital Lease” means any lease of real or personal property that is required to be capitalized under GAAP or that is treated as an operating lease under regulations applicable to the Borrower and its Subsidiaries but that otherwise would be required to be capitalized under GAAP.

“Capped Addbacks” means addbacks to Consolidated EBITDA set forth in clauses (b)(iv), (b)(vii), (b)(ix), (b)(xi) and (b)(xiv) of the definition thereof.

“Cash Equivalents” means:

(a)         direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)         commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(c)         demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks that are organized under the laws of the United States or any state thereof or that is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, having combined capital, surplus and undivided profits in an amount equal to at least $1,000,000,000; and

(d)         money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means (a) the Sponsor ceases to control, directly or indirectly, all of the economic and voting rights associated with ownership of at least 50.1% in the aggregate of all classes of the outstanding membership interests of the Borrower on a fully diluted basis, taking into account any option rights as though such rights have been exercised; (b) the Borrower shall cease to own directly 100% of the Equity Interests in Intermediate Holdings or the Borrower shall ceases to indirectly own 100% of the Equity Interests in its Subsidiaries (other than Intermediate Holdings or the Excluded Subsidiaries (as defined in the CoBank Credit Agreement)) or (c) Sponsor shall cease for any reason to possess, directly, or indirectly, the power to direct or cause the direction of the management of policies of the Borrower and its Subsidiaries (other than the Excluded Subsidiaries (as defined in the CoBank Credit Agreement)).

“Closing Date” means the Business Day on which each of the conditions precedent in Section 4.1 has been satisfied, or waived by the Required Lenders.

“Closing Date Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of April 21, 2026, by and among the Borrower, GCI Holdings, LLC, a Delaware limited liability company, as purchaser, for the purposes of Section 5.20 thereof only, GCI Liberty, Inc., a Nevada corporation, as purchaser parent, and the other parties from time to time party thereto, together with the exhibits and disclosure schedules attached thereto.

“Closing Date Transactions” means, the execution of the Closing Date Acquisition Agreement and this Agreement.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Credit Agreement” means that certain Credit Agreement, dated as of February 15, 2024 (as the same has been amended, modified, supplemented, increased or extended on or prior to the date hereof, by the amendment described in Section 4.2(d), and, to the extent permitted by the terms of this Agreement, as the same may be further amended, modified, supplemented, increased or extended from time to time on or after the date hereof), among QUINTILLION NETWORKS, LLC, an Alaska limited liability company and QUINTILLION SUBSEA OPERATIONS, LLC, a Delaware limited liability company, the guarantors from time to time party thereto, the lenders from time to time party thereto and CoBank, in its capacity as administrative agent thereunder.

“CoBank Credit Agreement Agent” means CoBank.

“CoBank Loan Documents” means the CoBank Credit Agreement and all other “Loan Documents” (as defined in the CoBank Credit Agreement).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means as to any Lender the aggregate of its Term Loan Commitments and “Commitments” means the aggregate of the Term Loan Commitments of all the Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 11.4.

“Communications Act” means the Communications Act of 1934, as amended, the rules and regulations of the FCC thereunder and codified in Title 47 of the Code of Federal Regulations, and the effective orders, decisions, rulings, published policies, and public notices of the FCC.

“Communications Systems” means a system, network or business (a) providing (or capable of providing) voice, data, Internet access or video transport, connection, monitoring services, answering services or other communications and/or information or entertainment services (including cable television), through any means or medium, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services, or (c) that is (or that is capable of) constructing, creating, developing or marketing communications-related networks, network equipment, software and other devices for use in any system or business described above.

“Compliance Certificate” means a certificate of the Borrower, signed by a Compliance Officer of Borrower, substantially in the form of Exhibit B hereto.

“Compliance Officer” means the Chief Executive Officer, President or Chief Financial Officer or a manager or member authorized under the Borrower’s Organizational Documents of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means for any period of determination, for any Person and its Subsidiaries on a Consolidated basis:

(a)           Consolidated Net Income for such period plus

(b)           to the extent deducted in calculating Consolidated Net Income (other than (x) amounts excluded in accordance with clauses (a) through (c) in the proviso to the definition of Consolidated Net Income, which, for the avoidance of doubt, shall not be added back to Consolidated EBITDA, (y) adjustments for lost revenue made pursuant to clause (xix) of this clause (b) and (z) adjustments made pursuant to clause (vii) below), without duplication, the sum of:

(i)           depreciation, amortization and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future) during such period,

(ii)          Consolidated Interest Expenses (including interest expense attributable to Capital Leases and all net payment obligations pursuant to Interest Rate Hedge agreements) for such period,

(iii)         all income taxes payable during such period,

(iv)         adjustments equal to the lesser of (x) the applicable BBNB Amount during such period and (y) 20% of Consolidated EBITDA (calculated prior to making any adjustment in respect of Capped Addbacks),

(v)          losses from discontinued operations for such period and losses from dispositions for such period (excluding sales, expenses or losses related to current assets) outside of the ordinary course of business,

(vi)         fees and expense reimbursements paid to directors of Borrower and its subsidiaries permitted pursuant to the terms hereof during such period aggregating not more than an amount to be agreed during such period,

(vii)        (x) [reserved] and (y) pro forma “run rate” cost savings, operating expense reductions, operating improvements, integration costs and synergies related to the Specified Transaction, that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within the first twelve (12) months after such Specified Transaction,

(viii)       to the extent not capitalized, transaction costs incurred in connection with a Permitted Acquisition, including the amount of costs, expenses and fees paid to third parties during such period in connection with the incurrence, prepayment, or modification of any Indebtedness in connection with such Permitted Acquisition, in each case whether or not such transaction is consummated, aggregating not more than an amount to be agreed during such period,

(ix)          any non-recurring, extraordinary, or unusual gains or losses, expenses or charges,

(x)           non-cash foreign exchange, transaction, translation or performance losses for such period,

(xi)         severance costs and other costs incurred in connection with the termination and relocation of employees (including relocation costs incurred in connection with the hiring of new employees), and any costs paid to recruiters for the hiring of employees, in each case, during such period,

(xii)         (x) losses associated with new market or footprint expansion for a period of twenty-four (24) months with respect to each such new market or footprint expansion and (y) any non-recurring or extraordinary expenses for such period, including, but not limited to, (A) expenses associated with new market or footprint expansion that are not included in the calculation of losses in clause (xii)(x) above (including expenses associated with review and consideration thereof (whether or not such capital investment is ultimately undertaken) and expenses associated with recruiting and onboarding new employees in connection therewith), for a period of twenty-four (24) months with respect to each such new market or footprint expansion and (B) expenses incurred in connection with implementation of business optimization and other cost savings initiatives,

(xiii)        any other non-cash losses and charges for such period (excluding any such non-cash charges to the extent (x) there were cash charges with respect to such charges and losses in past accounting periods or (y) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods),

(xiv)        restructuring and similar charges and expenses, integration and facilities opening costs and other business optimization costs and expenses, signing costs, retention or completion bonuses, recruiting costs, transition costs and expenses, project start-up costs, closing costs, costs related to closure/consolidation of facilities or other transaction costs or other operational changes or improvements; provided that the amounts added back in the calculation of Consolidated EBITDA for any applicable measurement period pursuant to this clause shall not exceed 20% of Annualized Consolidated EBITDA for such measurement period (calculated prior to making any adjustment in respect of Capped Addbacks),

(xv)         non-cash losses arising from write-down in the book value of any asset during such period,

(xvi)        other non-operating expenses for such period in accordance GAAP,

(xvii)       proceeds of business interruption insurance and charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by an unaffiliated third party, in each case, to the extent received in cash by the Borrower or any of its Subsidiaries,

(xviii)      fees, costs and expenses incurred, and cash payments made, in connection with any litigation or claim involving Borrower or any of its Subsidiaries, including any settlement payments, provided that the amount permitted to be added back during any such period pursuant to this clause (xviii) shall not exceed $1,500,000,

(xix)        solely for the period commencing on the first day of the fiscal quarter ending March 31, 2025, and ending on the last day of the fiscal quarter ending March 31, 2026, the following adjustments, in each case as reasonably identified by the Borrower:

(A)        adjustments to exclude the impact of Starlink/PDI service utilized to restore a portion of the service lost as a result of the Fiber Cut;

(B)         adjustments for insurance reimbursements for lost revenue and documented repair expenses related to the Fiber Cut and the Fiber Cut Repair;

(C)         adjustments for revenue losses resulting from the Fiber Cut not covered by insurance proceeds; and

(D)         adjustments for fiber repair costs related to the Fiber Cut Repair to the extent not otherwise covered by insurance proceeds, and

(xx)         fees, costs and expenses incurred, and cash payments made, in connection with the Closing Date Transactions, the amendment to the CoBank Credit Agreement and the GCI Transaction, minus

(c)         the sum of the following, to the extent included in calculating such Consolidated Net Income:

(i)            any extraordinary gains for such period;

(ii)           any non-cash items of income for such period;

(iii)          any gain arising from any write-up (including write-ups of inventory to fair market value) in the book value of any asset for such period;

(iv)          any interest income for such period;

(v)           any gains from dispositions for such period outside of the ordinary course of business;

(vi)          any gains from discontinued operations for such period; and

(vii)         any non-operating gains for such period.

For purposes of calculating Consolidated EBITDA of the Borrower, Consolidated EBITDA of any Acquired Business acquired pursuant to Permitted Acquisitions made during any applicable period shall be calculated on a pro forma basis. Further, for the purposes of calculating Consolidated EBITDA for any relevant period, notwithstanding the foregoing, (x) amounts added back in the calculation of Consolidated EBITDA for such period pursuant to the foregoing clauses (b)(vii), (ix) and (xi) of this definition shall not, in the aggregate, exceed 25% of Annualized Consolidated EBITDA for such period (calculated prior to making any adjustment in respect of Capped Addbacks) and (y) Consolidated EBITDA shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated EBITDA
December 31, 2025	$9,183,399.50

“Consolidated Interest Expenses” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, the sum of (a) Consolidated net income (or loss) of any Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP with adjustments for the run-rate impact of new installs during the fiscal quarter, the revenue for which was not recognized for the full fiscal quarter plus (b) marine maintenance costs associated with the marine maintenance program for the then most recently completed fiscal quarter multiplied by 4 minus (c) marine maintenance costs associated with the marine maintenance program for the then most recently completed four fiscal quarters; provided that there shall be excluded (to the extent otherwise included therein) (i) except for determinations expressly required to be made on a pro-forma basis, the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Borrower or a Subsidiary, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or a Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary, as applicable, in the form of dividends or similar distributions, (iii) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Loan Documents) or law applicable to such Subsidiary.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations should also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another (ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another and (iii) obligations under any revenue sharing agreement with vendors. The amount of any Contingent Obligation shall be equal at all times to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled by” a Person if such Person holds, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Conversion or Continuation Notice” has the meaning specified in Section 2.5.

“Credit Extension” means the making, conversion or continuation of any Borrowing or Loan.

“Cure Deadline” has the meaning specified in Section 9.3(a).

“Daily Simple SOFR Rate” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 3:00 p.m. on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such Daily Simple SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Transition Event with respect to the Daily Simple SOFR Rate has not occurred, then SOFR for such Daily Simple SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days. Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any other Person.

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries on or after the Closing Date of any Indebtedness other than the Obligations.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the following: (a) for Base Rate Loans, the rate determined in accordance with the Base Rate Option as of such date plus an additional margin of 2.00% per annum, (b) for Term SOFR Rate Loans, the rate determined in accordance with the Term SOFR Rate Option as of such date plus an additional margin of 2.00% per annum and (c) for all other Obligations, the rate determined in accordance with the Term SOFR Rate Option as of such date plus an additional margin of 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a “change of control” or asset sale so long as any rights of the holders thereof upon the occurrence of a “change of control” or asset sale event shall be subject to the Payment In Full of all Obligations), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would not constitute Qualified Equity Interests, in each case, prior to the date that is 181 days after the Payment In Full of all Obligations or (e) the issuance of which are otherwise prohibited under or would result in a Default or an Event of Default under any other provision of this Agreement.

“Disqualified Institutions” means, collectively, (a) competitors of the Borrower and its Subsidiaries specified to the Administrative Agent and the Lenders by the Borrower in writing from time to time (subject to the consent of the Lenders not to be unreasonably withheld, conditioned or delayed), (b) certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to the Administrative Agent and the Lenders by the Borrower or the Sponsor in writing on or prior to the Closing Date and (c) as to any entity referenced in each case of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s affiliates identified in writing to the Administrative Agent and the Lenders by the Borrower or the Sponsor or otherwise readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity. Any designation shall not apply retroactively to disqualify any person that has acquired an assignment or participation interest in the commitments or loans prior to the delivery of such designation.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware Law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, any materials, including Hazardous Materials, in the environment including ambient air, surface, water, ground water or land, (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health or safety; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Commitment Letter” means the entry by the Sponsor into a commitment letter on terms reasonably acceptable to the Lenders and the Sponsor to provide an equity contribution in an aggregate amount of up to $20,000,000 to the Borrower and its Subsidiaries to fund working capital solely in the event that, in the reasonable determination of the Borrower, operating free cash flow of the Borrower and its Subsidiaries, together with borrowing availability under the CoBank Credit Agreement, is not sufficient to fund the completion of the NTHE and the terrestrial fiber route between Prudhoe Bay and Utqiagvik; provided that it is understood and agreed that the terms of such commitment letter shall provide that such commitment shall terminate upon the earlier to occur of (i) the completion of both the redundant terrestrial route and NTHE and (ii) the consummation of the GCI Transaction.

“Equity Interests” shall mean, collectively, the rights and interests in (A) all securities, whether certificated or uncertificated, (B) all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation (including, any corporation that is a Subsidiary of the Borrower or a Minority Investment), whether voting or non-voting and whether common or preferred, (C) all partnership, joint venture, limited liability company or other equity interests in any Person not a corporation (including, any such Person that is a Subsidiary of the Borrower or a Minority Investment), (D) all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, (E) all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), (F) all additional stock, warrants, options, securities, interests and other property, paid or payable or distributed or distributable, with respect to any of the foregoing, (G) all rights of access to the books and records of any such Person, and (H) all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable Law in connection therewith, including, the Borrower’s right to vote and to manage and administer the business of any such Person pursuant to any applicable organizational document, together with all certificates, instruments and entries upon the books of financial intermediaries evidencing any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by Borrower or any of its Subsidiaries of any Equity Interests, or (b) any equity contribution or capital contribution in respect of any Equity Interests of Borrower or any of its Subsidiaries, in each case at any time after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower such that such trade or business, together with the Borrower and all other ERISA Affiliates, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” means (a) a “reportable event” (under Section 4043 of ERISA and regulations thereunder other than those events as to which the 30-day notice period is waived under PBGC Regulation Section 4043) with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) an event or condition that results or could reasonably expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, to the Borrower or any ERISA Affiliate; (g) with respect to any Pension Plan or Multiemployer Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA; (i) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules; (j) the occurrence of an aggregate Unfunded Liability for all Plans exceeding the Threshold Amount, (k) any transaction that could subject the Borrower or any ERISA Affiliate to liability under Section 4069 or 4212 of ERISA; and (l) a prohibited transaction with respect to a Plan within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules of Section 404 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, the excess of:

(a)           Consolidated EBITDA for such period over

(b)           the sum (without duplication) of the following:

(i)         Capital Expenditures made during such period; plus

(ii)         scheduled principal payments with respect to Indebtedness and paid for such period; plus

(iii)         unscheduled principal payments with respect to (x) any Loans in respect of prepayments required by Section 2.13(b) or (c), but only to the extent the Disposition or Casualty Event giving rise to such prepayment was included in the calculation of EBITDA for such period or (y) principal component of payments in respect of Capital Leases, in each case, made during such Excess Cash Flow period or within ninety (90) days after the close of such Excess Cash Flow period (it being understood such amounts may not then be included in reducing Excess Cash Flow in any subsequent period); plus

(iv)        the amount of Taxes paid during such period; plus

(v)         any increases (or minus any decreases) in working capital from the first day to the last day of such period; plus

(vi)        Consolidated Interest Expense; plus

(vii)       Restricted Payments permitted by Section 7.6(d); plus

(viii)      the purchase price paid in cash for all Permitted Acquisitions and other Investments permitted hereunder; plus

(ix)        the aggregate amount of marine maintenance costs added back to Consolidated EBITDA in accordance with the definition thereof; plus

(x)         the proceeds received by the Borrower in respect of any Funding Program; plus

(xi)        amounts required to pay Indebtedness in respect of the financing of insurance premiums; plus

(xii)       all adjustments for lost revenue made pursuant to clause (xix) of the definition of Consolidated EBITDA for such period; plus

(xiii)      any non-cash addbacks or adjustments to Consolidated Net Income for purposes of calculating Consolidated EBITDA for such period.

“Excluded Swap Obligation” means, with respect to the Borrower or any Subsidiary providing a Guaranty of or granting a security interest to secure any Swap Obligation of another Subsidiary, if, and to the extent that, all or a portion of the Guaranty of such Subsidiary of, or the grant by such Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or any Subsidiary’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.16 and any other “keepwell, support or other agreements” for the benefit of such guarantor) at the time the Guaranty of, or the grant of such security interest by, the Borrower or any Subsidiary becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2 and (d) any withholding Taxes imposed under FATCA.

“Facility” means the Term Loan Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCC” means the Federal Communications Commission or any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published and (b) 0%.

“Fiber Cut” means the network outage on January 18, 2025 affecting North Slope and Northwest Alaska, which occurred as a result of a fiber cut of certain of the Borrower’s Subsidiaries cables located off the coast of Oliktok Point.

“Fiber Cut Repair” means the costs of the repair of the Fiber Cut.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Annualized Consolidated EBITDA of Intermediate Holdings and its Subsidiaries minus (ii) maintenance capital expenditures for Intermediate Holdings and its Subsidiaries, in each case for the most recently ended consecutive fiscal four quarter period to (b) Fixed Charges for Intermediate Holdings and its Subsidiaries for the most recently ended consecutive fiscal four quarter period.

“Fixed Charges” means for any period of determination the sum of (i) cash interest expense, (ii) federal, state and local income taxes paid in cash, (iii) scheduled principal installments on Indebtedness (or reductions in commitments on lines of credit to the extent such reductions cause the repayment of principal amounts then outstanding under such lines), and (iv) dividends paid in cash in each case of Intermediate Holdings and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable Laws related thereto.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Agency” means the Universal Service Administrative Company (USAC), National Telecommunications and Information Administration (NTIA), the Rural Utilities Service (RUS), in each case, including any successor agency or organization.

“Funding Date” has the meaning set forth in Section 4.2.

“Funding Program” means any federal, state (including any state-funded program to distribute funds received by such state in respect of the Broadband Equity, Access and Deployment (BEAD) program or any similar federal broadband initiative), or local loan, grant/loan combinations, support program or similar program or arrangement entered into with a Governmental Authority and/or Funding Agency and the Borrower or Subsidiary of the Borrower.

“Funding Program Agreement” means any grant, loan, security or other similar agreement, or any mortgage or other security document, in each case executed in favor of a Funding Agency in connection with a Funding Program.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“GCI Transaction” means: (a) the acquisition directly or indirectly by a member of the GCI Group of all or substantially all of the equity interests in the Borrower’s Subsidiaries; and/or (b) a member of the GCI Group’s acquisition of all or substantially all of the assets or Equity Interests of the Borrower’s Subsidiaries.

“GCI Group” means GCI Holdings, LLC, a Delaware limited liability company, together with its affiliates.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including the FCC and any applicable PUC.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes, (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, asbestos or asbestos containing materials, infectious or medical waste, polychlorinated biphenyls, radon gas, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products and (c) all other substances, materials or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         the undrawn face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) (but excluding any letters of credit that are cash collateralized in an amount at least equal to the undrawn amount of such letter of credit) and without duplication, all drafts drawn thereunder that are past due and all reimbursement or payment obligations that are past due with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable);

(c)         all net obligations of such Person under each Hedge Agreement to which it is a party (provided, that the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date);

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created); provided that any such obligations in respect of earn-outs or similar obligations incurred in connection with a Permitted Acquisition or other permitted investment shall only be included as Indebtedness for all purposes hereunder (including for the purpose of calculating any financial ratio) to the extent a specific Dollar amount has been determined to be earned and the same has not been paid within five (5) Business Days of the same becoming due and payable;

(e)         obligations (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by such Person or is limited in recourse;

(f)          all obligations of such Person under Capital Leases and all its Synthetic Lease Obligations;

(g)         all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)         all fixed payment obligations of any Person under any Guarantee of such Person in respect of any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3.

“Information” has the meaning specified in Section 11.8.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property” means, collectively, (a) all copyrights, copyright registrations and applications for copyright registration, whether under the Laws of the United States or any other country or jurisdiction, including all recordings, supplemental registrations and derivative or collective work registrations, and all renewals and extensions thereof (“Copyrights”), (b) all internet domain names and associated URL addresses and all goodwill associated therewith or symbolized thereby (“Domain Names”), (c) all letters patent, whether under the Laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, including the inventions described therein, all reissues, continuations, divisions, renewals, extensions, or continuations-in-part thereof (“Patents”), (d) all trademarks, service marks, trade names, corporate and company names, business names, logos, trade dress, trade styles, other source of business identifiers, designs, Domain Name (to the extent such Domain Name constitutes a trade name, corporate or company name, business name, logo, trade dress, trade style, other source of business identifier or design), and “general intangibles” (as defined in Article 9 of the UCC) of a similar nature, whether under the Laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, all renewals and extensions thereof, all rights corresponding thereto, and all goodwill associated therewith or symbolized thereby (“Trademarks”) and (e) such licenses related to the aforementioned Copyright, Patent, Trademark and Domain Names.

“Interest Payment Date” means the first day of each calendar quarter after the date hereof and the Maturity Date.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Term Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, at the Borrower’s election, such period shall be one or three months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Loan, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to a Term SOFR Rate Loan if the Borrower is renewing or converting an existing Loan. Notwithstanding the second sentence hereof: (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date and (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” means any Term SOFR Rate Option, and, solely to the extent the Term SOFR Rate Option is unavailable, any Base Rate Option.

“Intermediate Holdings” means Q Gateway Intermediate Holdings, LLC, a Delaware limited liability company.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Borrower and its Subsidiaries holds, directly or indirectly, an equity interest.

“Law” means any law (including common law), constitution, statute, code, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, or award by or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including the Licenses, and, including the Communications Act, any applicable PUC Laws and all Environmental Laws.

“LCA Test Date” means the date of execution and effectiveness of any Acquisition Agreement entered into in connection with a Limited Condition Acquisition.

“Lender Representatives” means (i) Moira Smith (moira.smith@gci.com) and (ii) Peter Pounds (ppounds@gci.com); provided, that, if GCI, LLC or its Affiliates or Approved Fund are no longer Lenders under this Agreement, then “Lender Representatives” shall mean the Administrative Agent.

“Lenders” means each party hereto from time to time as a lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Licenses” means any cable television franchise or any wireline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service, broadband, undersea cable or other telecommunications or similar license, authorization, registration, certificate, certificate of compliance, waiver, franchise (including cable television and telecommunications franchise), approval, ordinance, right of way, material filing, exemption, order, or permit, or any renewal or extension of any of the foregoing, whether for the acquisition, construction or operation of any Communications System, including the lease of any spectrum (and attendant rights and obligations), or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Limited Condition Acquisition” means any Permitted Acquisition by any Subsidiary of the Borrower, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing; provided that in the event the consummation of any such Permitted Acquisition shall not have occurred on or prior to the date that is three hundred and sixty-five (365) days following the execution and effectiveness of the Acquisition Agreement relating thereto (or such longer period agreed to by Administrative Agent in its sole discretion), such Acquisition shall no longer constitute a Limited Condition Acquisition for any purpose without Administrative Agent’s consent.

“Loan Documents” means this Agreement, the Equity Commitment Letter, the Agent Fee Letter, the Solvency Certificates, the Notes (if any) and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Loan Request” means a request for a Term Loan substantially in the form of Exhibit D hereto.

“Loans” means collectively all Term Loans and “Loan” means a reference to any Term Loan.

“Material Adverse Change” means (a) on the Closing Date, a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement), (b) as it relates to a Limited Condition Acquisition, a “Material Adverse Effect” or similar term as defined in the applicable Acquisition Agreement, and (c) otherwise, after the Closing Date, any event, change or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, financial condition, operations, liabilities (actual or contingent) of the Borrower and the Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its material payment obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents and (iv) the legality, binding effect, validity or enforceability of the Loan Documents.

“Material Agreement” means any (a) agreement, contract, note, bond, debenture or other instrument evidencing Material Indebtedness, (b) any Acquisition Agreement (including the Closing Date Acquisition Agreement), (c) any agreement executed in connection with a Funding Program or (d) any agreement, contract or other instrument to which the Borrower or any Subsidiary of the Borrower is a party or that is binding upon the Borrower or any Subsidiary of the Borrower or its respective property the revocation, suspension or termination (prior to the stated termination date therefor) of which could reasonably be expected to result in a Material Adverse Change.

“Material Indebtedness” means Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $1,500,000.

“Maturity Date” means the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2, and (ii) April 21, 2031.

“Maximum Netting Amount” means an amount up to $3,000,000.

“Maximum Rate” has the meaning specified in Section 11.14.

“Minority Investment” means, collectively, any Person in which the Borrower owns any Equity Interests; provided that such Person is not a Subsidiary of the Borrower.

“Modification Notice Deadline” has the meaning specified in Section 7.16.

“MOIC” means with respect to any MOIC Trigger Event, a multiple on invested capital, calculated by the Borrower and the Lenders in good faith and in consultation with the Administrative Agent, expressed as a ratio:

(1)           the numerator of which is, with respect to the prepayment or repayment of Loans outstanding under this Agreement, the sum of (i) the principal amount of Loans to be repaid or prepaid in connection with such MOIC Trigger Event, plus (ii) any MOIC Amount paid in connection with such MOIC Trigger Event, minus the aggregate amount of all fees, original issue discount and interest paid (including any PIK Interest), with respect to the Loans to be repaid or prepaid in connection with such MOIC Trigger Event (for the avoidance of doubt, MOIC shall not include any reimbursement of out-of-pocket costs or expenses, any indemnification payments made to any Lender or the Administrative Agent, or any payment, deduction or withholding in respect of Taxes), and

(2)           the denominator of which is the total aggregate principal amount of such Loans being prepaid or repaid in connection with such MOIC Trigger Event.

“MOIC Amount” means with respect to any MOIC Trigger Event occurring at any time, the additional Dollar amount, if any, that, when added to the numerator of “MOIC” is sufficient to cause the Lenders to achieve, with respect to the prepayment or repayment occurring on the date of the MOIC Trigger Event, a MOIC of 1.30 to 1.00.

“MOIC Trigger Event” means the prepayment or repayment of the Loans in full at any time prior to the consummation of the GCI Transaction, unless the applicable member of the GCI Group has terminated the Closing Date Acquisition Agreement in accordance with Section 7.1(b) of the Closing Date Acquisition Agreement at or prior to such time.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.

“Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” within the meaning of Section 3(37) of the Code or Section 4001(a)(3) of ERISA and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years of such Multiemployer Plan, has made or had an obligation to make such contributions or with respect to which otherwise has any obligation or liability (including a contingent liability).

“Net Cash Proceeds” means:

(a)         in the case of any Debt Incurrence, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by the Borrower or any of its Subsidiaries in respect of such Debt Incurrence, minus (ii) all Taxes paid or payable, and other reasonable, bona fide, out-of-pocket direct costs incurred by the Borrower and its Subsidiaries in connection with such issuance;

(b)         in the case of any Casualty Event, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by the Borrower or any of its Subsidiaries from such Casualty Event, minus (ii) the sum of (x) without duplication, Permitted Tax Distributions, all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes payable by the Borrower or any Subsidiary of the Borrower in connection with such transaction; provided, that if such estimated amounts exceed the amount of actual Taxes required to be paid in respect of such transaction, the amount of such excess shall constitute Net Cash Proceeds, and (y) all customary, bona fide, out-of-pocket direct costs incurred by the Borrower and its Subsidiaries in connection with collecting such cash payments; and

(c)         in the case of any Disposition, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by the Borrower or any of its Subsidiaries from such Disposition (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received), minus (ii) the sum of (w) without duplication, Permitted Tax Distributions, all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, and Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes payable by Borrower or any Subsidiary of the Borrower in connection with such transaction; provided, that if such estimated amounts exceed the amount of actual Taxes required to be paid in respect of such transaction, the amount of such excess shall constitute Net Cash Proceeds, (x) all reasonable, bona fide, out-of-pocket direct transaction costs incurred by the Borrower and its Subsidiaries in connection with such Disposition (including legal, accounting and other professional fees incurred in connection with such Disposition), (y) amounts applied to repayment of permitted Indebtedness (including Indebtedness outstanding under the CoBank Credit Agreement but excluding the Obligations) secured by a Permitted Lien on the asset or property disposed and (z) appropriate amounts established as a reserve required by GAAP by Borrower or any Subsidiary in its good faith judgment against any liabilities associated with any Disposition, including, without limitation, pension or other post-employment benefit liabilities, liabilities related to environmental matters, and any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by Borrower or any of its Subsidiaries or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds);

provided that, Net Cash Proceeds shall not include any amounts applied to repay Indebtedness outstanding under the CoBank Credit Agreement; provided further, that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Net Cash Proceeds shall not include any amounts: (1) with respect to clause (b) above to the extent that such amounts are applied to reimburse the Borrower for repairs to or replacements of the property subject to such Casualty Event, used for repairs to or replacements of the property subject to such Casualty Event, or reinvested (or committed to be reinvested) in productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of the Borrower, within twelve (12) months after the receipt thereof (or if committed to be reinvested, within six (6) months after the twelve-month period); or (2) with respect to clause (c) above to the extent that such amounts are reinvested (or committed to be reinvested) in productive assets (other than inventory) of a kind then used or usable in the business of the Borrower, including permitted Investments, within twelve (12) months after the receipt thereof (or if committed to be reinvested, within six (6) months after the twelve-month period).

“Non-Consenting Lender” has the meaning specified in Section 11.1.

“Notes” means any promissory note of the Borrower substantially in the form of Exhibit F hereto evidencing any Term Loans.

“NTHE” means the sub-sea and terrestrial fiber network currently under construction by, or on behalf of the Borrower and its Subsidiaries extending from Nome, Alaska to Homer, Alaska with breakouts in Emmonak, Naknek and Iguigig.

“NTHE Shortfall” has the meaning specified in Section 6.11.

“NTIA” means the National Telecommunications and Information Administration, and any successor agency.

“Obligations” means any obligation or liability of the Borrower (other than Excluded Swap Obligations), howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to the Borrower or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Notes or any other Loan Document (regardless of whether any Credit Extension is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Credit Extension is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” has the meaning specified in Section 2.9.

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Parent Company” means any direct or indirect parent company of the Borrower.

“Participant” has the meaning specified in Section 11.7(d).

“Participant Register” has the meaning specified in Section 11.7(d).

“Payment In Full” means the payment in full in cash of the Loans and other Obligations (other than contingent indemnification obligations as to which no claim has been made) hereunder and the termination of the Commitments.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and that the Borrower or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which the Borrower or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).

“Permitted Acquisition” means any Acquisition by any Subsidiary of the Borrower of all or substantially all the assets of, or any line of business or division or business unit of, any other Person, or all of the Equity Interests of any Person; provided that with respect to each such other Acquisition with respect to this clause (y):

(a)         (i) at least fifteen (15) Business Days (or such shorter time period as the Administrative Agent and the Lenders may agree in their sole discretion) prior to the proposed closing date of such Acquisition, the Administrative Agent and the Lenders shall have received a completed Permitted Acquisition Questionnaire and (ii) prior to or concurrently with the consummation of such Acquisition, the Administrative Agent shall have a received a duly executed Permitted Acquisition Certificate;

(b)         all assets acquired (other than immaterial assets) are usable in, and any Acquired Business (including any of the Acquired Business’s Subsidiaries) is primarily engaged in, a line of business permitted under Section 7.11;

(c)         the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by the Borrower and its Subsidiaries in connection with all such Acquisitions of Persons that do not become a Subsidiary shall not exceed $2,500,000 in the aggregate for all such Acquisitions during the term of this Agreement;

(d)         any Acquired Business (including any of its Subsidiaries) will be a direct or indirect, wholly-owned Domestic Subsidiary of the Borrower immediately after such Acquisition and the assets being acquired (other than a de minimis amount of assets) are located within the United States;

(e)         such Acquisition shall not be hostile and shall have been approved by all necessary corporate or limited liability company action of the Acquired Business;

(f)         to the extent the Acquisition exceeds the Threshold Amount, the Borrower shall have provided to the Administrative Agent and the Lenders not later than ten (10) Business Days prior to the anticipated closing date of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion) with any requested due diligence materials regarding the Acquired Business and such other information as the Administrative Agent may reasonably request, which may include, without limitation, the total amount of such Acquisition and other terms and conditions of the Acquisition, the full name and jurisdiction of organization of any new Subsidiary created or acquired for the purpose of effecting such Acquisition, copies of historical and projected financial statements of the Acquired Business, a detailed description of assets to be acquired, copies of material agreements of the Acquired Business and copies of any agreements (including, for the avoidance of doubt, any Acquisition Agreement and related material documents), schedules or due diligence delivered in connection with the consummation of such Acquisition;

(g)         before and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to result therefrom; provided that solely with respect to a Limited Condition Acquisition, this clause (g) may be satisfied if there is (x) no Default or Event of Default in existence at the time of execution and effectiveness of the Acquisition Agreement for such Limited Condition Acquisition and (y) no Specified Event of Default at the time such Limited Condition Acquisition is consummated;

(h)         before and after giving pro forma effect to such Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Article VIII for the Test Period; provided that the Borrower shall deliver a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying as to the foregoing; provided further that solely to the extent such Acquisition is a Limited Condition Acquisition, at the Borrower’s election, compliance with the financial covenants pursuant to this clause (h) shall be tested as of the LCA Test Date for such Limited Condition Acquisition in lieu of the date of consummation of such Limited Condition Acquisition;

(i)          at least five (5) Business Days prior to the required satisfaction of clause (c) hereof, the Administrative Agent shall have received all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions; and

(j)          within five (5) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) following the closing date of such Acquisition, the Borrower shall deliver to the Administrative Agent and the Lenders (i) copies of the fully executed Acquisition Agreement for such Acquisition, together with all schedules, exhibits, attachments, amendments and other modifications thereto, (ii) any historical or pro forma financial statements or projections related to such Acquisition and (iii) such other documents and information as the Administrative Agent and the Lenders may request in its reasonable discretion.

“Permitted Acquisition Certificate” means a certificate of the Borrower with respect to a Permitted Acquisition, substantially in the form of Exhibit K hereto.

“Permitted Acquisition Questionnaire” means the questionnaire for preliminary information regarding a proposed Permitted Acquisition and substantially in the form of Exhibit J hereto.

“Permitted Liens” means:

(a)         Liens for taxes, assessments, or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on the Borrower’s books;

(b)         pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, unemployment insurance, old age benefits, social security obligations, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA, other than for contributions accrued but not yet due); provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on the Borrower’s books;

(c)         Liens of mechanics, repairmen, materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than thirty (30) days or (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on the Borrower’s books;

(d)         good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;

(e)         encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that in the aggregate are not substantial in amount and none of which materially impairs the use of such property or the value thereof, none of which is violated in any material respect by existing or proposed structures or land use and which do not interfere with the ordinary conduct of the business of the Borrower;

(f)         any Liens, security interests and mortgages in favor of the Administrative Agent (as defined in the CoBank Credit Agreement) for the benefit of the Secured Parties (as defined in the CoBank Credit Agreement);

(g)         any Lien existing on the date of this Agreement and described on Schedule 1.1(P);

(h)         solely for any Subsidiary of the Borrower, CoBank’s Lien (as defined in the CoBank Credit Agreement) (including the right of setoff) in CoBank Equities (as defined in the CoBank Credit Agreement) and in any cash patronage;

(i)          Liens resulting from judgments or orders not constituting an Event of Default under Section 9.1(f);

(j)          (x) cash collateralization of letters of credit issued by Person(s) to Governmental Authorities pursuant to Funding Program requirements; provided, that the aggregate amount of such cash collateralizations together with the Borrower’s and its Subsidiaries’ reimbursement obligations under such letters of credit does not exceed 105% of the undrawn stated amount of such letters of credit and (y) cash collateralization of other letters of credit; provided, with respect to any other letters of credit, the aggregate amount of such cash collateralizations together with the Borrower’s and any Subsidiary’s reimbursement obligations under such letters of credit does not exceed $250,000 in the aggregate at any one time;

(k)         Liens securing Indebtedness permitted under Section 7.1(c), provided, that (i) such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being so purchased, leased or otherwise acquired on the date of its purchase, lease or other acquisition;

(l)          Liens securing Indebtedness permitted under Section 7.1(g); provided that such Liens (i) do not at any time encumber any property or assets of the Borrower or any of its Subsidiaries (other than the property or assets acquired in such Permitted Acquisition), (ii) extend only to the same assets (and any after acquired assets pursuant to an after-acquired property clause in the applicable security documents) that such Liens originally extended to, (iii) secure the same Indebtedness that such Liens secured immediately prior to the assumption of such Indebtedness and (iv) were existing at the time of closing such Permitted Acquisition and not incurred in contemplation of such Permitted Acquisition;

(m)        additional Liens of Subsidiaries of the Borrower not otherwise permitted by this definition that do not secure outstanding obligations in excess of the greater of (x) $437,500 or (y) 2.5% of Annualized Consolidated EBITDA, as of the most recent measurement date, in the aggregate for all such Liens at any time;

(n)         Liens in favor of Funding Agencies arising with respect to Funding Programs; provided that (i) the associated Funding Program is a grant program and not a loan program, and the obligations of the Borrower or any Subsidiary of the Borrower in connection with such Funding Program do not constitute Indebtedness, (ii) such Liens are required to be granted in connection with such Funding Program and (iii) no such Lien shall extend to or cover property of the Borrower or Subsidiary of the Borrower other than (x) the respective property financed by or acquired with the proceeds received by the Borrower or Subsidiary of the Borrower, as applicable, pursuant to any such Funding Program and (y) restricted deposit accounts into which the Borrower or Subsidiary of the Borrower, as applicable, is required to deposit any proceeds of such Funding Program;

(o)         Liens on any Property acquired, constructed, improved or held by the Borrower or Subsidiary of the Borrower securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing, improving or holding such property and permitted under Section 7.1(h) or (i); provided that (i) such Lien attaches solely to the property so acquired, constructed, improved or held in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and any accrued but unpaid interest and fees in respect thereof;

(p)         Liens (i) in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC and (ii) attaching to customary initial deposits and margin deposits and commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business;

(q)         Liens (including the right of set-off) in favor of a bank or other depository institution (i) arising as a matter of law encumbering deposits or other funds maintained with a financial institution that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions or (ii) arising in the ordinary course of business in connection with cash management arrangements, employee credit card programs and purchasing card programs;

(r)         Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s)         Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Borrower or Subsidiary of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or Subsidiary of the Borrower or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or Subsidiary of the Borrower in the ordinary course of business;

(t)         Liens consisting of an agreement to sell, transfer or otherwise Dispose of any property in a Disposition permitted by Section 6.2 (other than clause (d) thereof), solely to the extent such sale, transfer or other Disposition would have been permitted under this Agreement on the date of the creation of such Lien and such Lien encumbers only such property that is the subject of such Disposition;

(u)         Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any real estate, or in the case of any real estate subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to Administrative Agent (with respect to encumbrances disclosed in such title insurance policy only, to the extent Administrative Agent has consented (which consent shall not be unreasonably delayed, withheld or conditioned) to such Liens if they do not comprise Permitted Liens under one or more of the other clauses of this definition);

(v)         Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 7.1(j);

(w)        Liens solely on cash earnest money deposits made by Borrower or its Subsidiaries in connection with any letter of intent or purchase agreement for an Acquisition or other Investment that would be permitted hereunder;

(x)         Liens on Equity Interests in joint ventures which are not Subsidiaries arising solely under the Organizational Documents for such joint ventures to secure buy/sell arrangements not prohibited hereunder;

(y)         any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement or of a licensor or sublicensor under any license not prohibited by this Agreement;

(z)         Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement; and

(aa)       Liens that are replacements of Liens permitted under this definition to the extent that the original Indebtedness is permitted under Section 7.1 and so long as the replacement Liens only encumber those assets that secured the original Indebtedness (excluding the amount of any premiums or penalties and accrued and unpaid interest thereon) and if such original Indebtedness has been modified or replaced, the resulting Indebtedness constitutes a Permitted Refinancing thereof.

“Permitted Refinancing” means Indebtedness constituting a refinancing of Indebtedness that:

(a)         has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b)         except in the case of secured Indebtedness that refinances obligations under the CoBank Credit Agreement, has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;

(c)         is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended;

(d)         the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended;

(e)         is payment and/or lien subordinated to the Obligations, if applicable, at least to the same extent and in the same manner as the Indebtedness being refinanced or extended; and

(f)         is otherwise on terms no less favorable to the Borrower and its Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Tax Distributions” has the meaning specified in Section 7.6(d).

“Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, Joint Venture, Official Body, or any other entity.

“PIK Election” has the meaning specified in Section 2.11.

“PIK Election Notice” has the meaning specified in Section 2.11.

“PIK Interest” has the meaning specified in Section 2.11.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Pension Plan) that the Borrower or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which the Borrower or any ERISA Affiliate otherwise has any obligation or liability.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, Sections 412, 430, 431, 432 and 436 of the Code and Sections 206, 302, 303, 304 and 305 of ERISA.

“Plan Qualification Event” means with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, or exempt from tax under Section 501(a) or 501(c)(9) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified or tax-exempt status.

“Platform” has the meaning specified in Section 11.4.

“Preferred Equity Interest” means as to an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution or otherwise of the issuer of such Equity Interest, over any other Equity Interest issued by such Person.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent at the written direction of the Required Lenders) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent at the written direction of the Required Lenders). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective without the necessity of notice provided to the Borrower or any other Person.

“Principal Office” means the main office of the Administrative Agent at 950 17th Street, Suite 1400, Denver, CO 80202, or such other office as may be designated by the Administrative Agent from time to time.

“Proposed Modification” has the meaning specified in Section 7.16.

“Pro Rata Share” means with respect to any Tranche of Term Loans as of any date of determination, (i) if any Term Loan Commitments with respect to such Tranche remain in effect, the proportion that a Term Lender’s unused Term Loan Commitments with respect to such Tranche bears to the aggregate amount of Term Loan Commitments of all of the Term Lenders for such Tranche as of such date, or (ii) if the Term Loan Commitments with respect to such Tranche have been terminated or have expired, the proportion that the outstanding principal amount of a Term Lender’s Term Loans for such Tranche as of such date bears to the aggregate principal amount of all outstanding Term Loans for such Tranche as of such date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUC” means any state, provincial or other local public utility commission, franchising authority, public right of way licensor or similar regulatory agency or body that exercises jurisdiction over the rates, terms or services or the ownership, construction or operation of any Communications System (and its related facilities and access to any public right of way) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all Laws administered by, any PUC asserting jurisdiction over the Borrower or its Subsidiaries.

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to the Borrower or Subsidiary of the Borrower or deferred payments by the Borrower or Subsidiary of the Borrower for the purchase of such tangible personal property.

“Qualified Equity Interests” means any Equity Interests of a Person that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reduced Dividend” has the meaning specified in Section 6.11.

“Register” has the meaning specified in Section 11.7(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Holding’s stockholders, partners or members (or the equivalent Person thereof).

“Sanctioned Country” means, at any time, a country, territory or sector that is the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority.

“Secured Bank Product” means agreements or other arrangements entered into by a financial institution, on the one hand, and the Borrower and/or any Subsidiary, on the other hand, under which such financial institution provides any of the following products or services to the Borrower or any Subsidiary: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means the certificate of the Borrower in the form of Exhibit G hereto.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole, (b) the capital of Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of such date, (c) the present fair saleable value of the assets (on a going concern basis) of such Person and its Subsidiaries is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured in the ordinary course and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

“Specified Dividend” has the meaning specified in Section 6.11.

“Specified Equity Contribution” has the meaning specified in Section 9.3(a).

“Specified Event of Default” means any Event of Default under Section 9.1(a) or (l).

“Specified Representations” means the representations of the Borrower set forth in Sections 5.1, 5.2(b), 5.4, 5.7, 5.8(a)(i) and (ii), 5.8(b), 5.11, 5.15, 5.20 and 5.24(d) (solely with respect to the use of proceeds of any Loans funded pursuant to the consummation of a Limited Condition Acquisition). Notwithstanding anything to the contrary contained herein, to the extent that any of the Specified Representations are qualified or subject to a “material adverse effect” or equivalent term, the definition thereof for purposes of this definition only shall be “Material Adverse Effect” or equivalent term as defined in the applicable Acquisition Agreement, for purposes of any representations and warranties made as of the closing of such Limited Condition Acquisition.

“Specified Transaction” means any permitted Investment, Disposition, Restricted Payment, Acquisition, Borrowing, issuance, incurrence, assumption or permanent repayment of Indebtedness (and use of proceeds), and any dispositions or discontinuations of any Subsidiary, line of business or division, other similar transaction.

“Sponsor” means Grain Communications Opportunity Fund III Master, L.P. and its Controlled Investment Affiliates.

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries, or (b) that is directly or indirectly controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap Obligation” means, with respect to the Borrower or any Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit H hereto, prepared and delivered in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Team Telecom” means Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector and each member agency thereof, acting in such capacity.

“Term Lender” means each Lender having a Term Loan Commitment with respect to any Tranche of Term Loans or who has funded or purchased all or a portion of any Tranche of Term Loans in accordance with the terms hereof.

“Term Loan” means any term loan funded pursuant to the Term Loan Commitment together with any PIK Interest.

“Term Loan Commitment” means, with respect to each Lender, its obligation to make term loans pursuant to Section 2.1 in one draw during the Availability Period in an aggregate principal amount at any time outstanding set forth opposite such Lender’s name on Schedule 1.1(B). As of the Closing Date, the aggregate amount of the Term Loan Commitments of the Lenders is $160,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Section 2.1, as may be modified from time to time.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means,

(a)         for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 3:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day;

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 3:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Rate Loan” means a Loan bearing interest at the Term SOFR Rate Option, other than pursuant to clause (c) of the definition of “Alternate Base Rate”. A Term SOFR Rate Loan is a Loan subject to an Interest Period.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(ii).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments under this Agreement have terminated and, (b) all Obligations have been paid in full (other than contingent indemnification obligations as to which no claim has been made).

“Test Period” means, as of any date of determination, the consecutive four quarter period ending as of the last day of the most recently ended fiscal quarter for which financials statements have been delivered to the Administrative Agent; provided that, for any date of determination prior to the first such delivery, Consolidated EBITDA shall be calculated as provided in the last sentence of such definition.

“Threshold Amount” means $2,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Term Loans of such Lender at such time.

“Total Funded Indebtedness” means (i) Indebtedness in respect of borrowed money or the deferred purchase price of property or services, (ii) indebtedness in respect of letters of credit solely to the extent drawn or funded and not reimbursed within two (2) Business Days, and (iii) obligations in respect of Capital Leases.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Funded Indebtedness of Intermediate Holding and its Subsidiaries as of such date, net of the Maximum Netting Amount of unrestricted cash and Cash Equivalents held by Intermediate Holdings and its Subsidiaries to (ii) Annualized Consolidated EBITDA for Intermediate Holdings for the Test Period.

“Tranche” means, the Term Loans funded during the Availability Period and any PIK Loans related thereto.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is (1) a “United States person” as defined in Section 7701(a)(30) of the Code or (2) disregarded as an entity separate from its regarded owner for U.S. federal income tax purposes and whose regarded owner for U.S. federal income tax purposes is a U.S. Person.

“UCC” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of applicable Law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then as to the validity or perfection, as the case may be, of such security interest. “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdictions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulations Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such certain credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Liability” means, (a) for a Pension Plan other than a Multiemployer Plan, any excess of the Pension Plan’s funding target under Section 430(d) of the Code or Section 303(d) of ERISA over the value of the Pension Plan’s assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year, (b) for a Multiemployer Plan, any excess of the Multiemployer Plan’s current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan’s assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA, and (c) for a Welfare Benefit Plan, the present value (determined using actuarial and other assumptions that are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement benefits other than pensions, net of all assets under all such Welfare Benefit Plans allocable to such benefits, determined in accordance with Financial Accounting Standard 106 (as amended).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Voting Participant” has the meaning specified in Section 11.7(d).

“Voting Participant Notice” has the meaning specified in Section 11.7(d).

“Welfare Benefit Plan” means a Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Withholding Agent” means (a) the Borrower and (b) the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arise, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2          Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded, reaffirmed or restated at any time and from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law shall refer to such Law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement Law promulgated thereunder or substantially related thereto and to any rules and regulations related thereto; (l) reference to any Governmental Authority includes any similar or successor Governmental Authority; (m) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (n) unless otherwise specified, all references herein to times of day shall be references to New York, New York time; (o) the word “or” is not exclusive; and (p) the word “year” shall refer to, (i) in the case of a leap year, to a year of three hundred sixty-six (366) days and, (ii) otherwise, a year of three hundred sixty-five (365) days.

1.3          Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP; provided, however, that, unless otherwise expressly defined herein or in any other Loan Document, all accounting terms used in Article VIII (and all defined terms used in the definition of any accounting term used in Article VIII) has the meaning given to such terms (and defined terms) under GAAP as in effect on February 15, 2024, applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.10. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Intermediate Holdings’ financial statements at that time, provided that until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary above or in the definition of “Capital Leases” or “Capital Expenditures”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of Accounting Standards Codification 842 shall continue to be accounted for as operating leases hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Accounting Standards Codification 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases.

1.4          Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5          [Reserved].

1.6          Covenant Compliance Generally.

(a)         Currency Conversion. For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Intermediate Holdings and its Subsidiaries delivered pursuant to Section 6.1(b). Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant calculating the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

(b)         Pro Forma. For purposes of calculating the Total Net Leverage Ratio, Consolidated EBITDA or any other financial ratio, test or basket or determining compliance with any covenant or other provision under this Agreement or any other Loan Document that requires such calculation of such financial ratio, test or basket or such determination of compliance with any covenant or other provision be made on a pro forma basis, in each case, on any specified date (the “Calculation Date”), that calculation or determination, as the case may be, shall be made after giving effect to the consummation of any Specified Transaction that were consummated or that otherwise occurred, in each case, (x) during the applicable Test Period most recently ended prior to such Calculation Date or (y) after the last day of such Test Period and on or prior to the Calculation Date, in each case, as if such Specified Transaction had occurred on the first day of the Test Period most recently ended prior to the Calculation Date.

(c)         Limited Condition Acquisitions. In the case of the classification of an Acquisition as a Permitted Acquisition or the consummation of any other Specified Transactions in connection with a Limited Condition Acquisition, at the Borrower’s option, (i) the calculation of the relevant financial ratios, tests and baskets, (ii) determining whether no Default or Event of Default (other than a Specified Event of Default, which shall not exist on the date that such Limited Condition Acquisition is consummated) and (iii) determining the accuracy of any representation or warranty (other than the Specified Representations) shall be determined as of the LCA Test Date for such Limited Condition Acquisition and calculated as if the Acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any financial ratios, tests or baskets with respect to the classification of an Acquisition as a Permitted Acquisition or the consummation of any other Specified Transactions on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the Acquisition Agreement of such Limited Condition Acquisition is terminated, any such financial ratio (but not actual compliance with the covenants set forth in Article VIII, which shall be determined without regard to any Limited Condition Acquisition or any related transaction until consummated), test or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated.

1.7          Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.5) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

1.8          Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in Section 7.7 or in Section 7.8 to a combination, merger, consolidation, Disposition, dissolution, liquidation, transfer or similar term shall be deemed to apply to a Division, or an allocation of assets to a series of limited liability companies (or the unwinding of such a Division or allocation) as if it were a combination, merger, consolidation, Disposition, dissolution, transfer or similar term, as applicable, to of or with a separate Person.

1.9          UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.10       Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under any new tranche or commitment hereunder, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

II.         CREDIT FACILITIES

2.1          Term Loans.

(a)         Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, each Term Loan Lender severally agrees to make the Term Loan to the Borrower in one draw during the Availability Period in such principal amount as the Borrower shall request up to, but not exceeding, $160,000,000 on the Borrowing Date. The request by the Borrower for the Term Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with Article IV both immediately before and immediately after giving effect to the requested Term Loan.

(b)         Term Loan Request. The Borrower shall request the Term Loan Lenders to make the Term Loans by delivering to the Administrative Agent and the Lenders, not later than 11:00 a.m. (New York City time), five (5) U.S. Government Securities Business Days prior to the Borrowing Date, a duly completed Loan Request; provided that the Loan Request shall not be submitted until the duly executed and effective amendment to the CoBank Credit Agreement referred to in Section 4.2(d) has been delivered to the Administrative Agent and the Lenders. The Loan Request with respect to the Term Loan shall be subject to the occurrence of the Closing Date but otherwise shall be irrevocable and shall specify the aggregate amount of the proposed Term Loans comprising each Borrowing, and the Interest Period, which amounts shall be in integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the Term SOFR Rate Option.

(c)         Nature of Lenders’ Obligations with Respect to Term Loans. The failure of any Term Lender to make a Term Loan shall not relieve any other Term Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under Section 2.1.

(d)         [Reserved].

2.2          [Reserved].

2.3          [Reserved].

2.4          Interest Rate Provisions. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts set forth in Sections 2.1(b), 2.2(b) and 2.3(b)); provided that there shall not be at any one time outstanding more than five (5) Borrowings of Term SOFR Rate Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s Maximum Rate.

(a)           Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i)          Base Rate Option: Only if the Term SOFR Rate is not available, an option to pay interest at a fluctuating rate per annum equal to the Alternate Base Rate in effect as of any date of determination plus the Applicable Margin as of such date; or

(ii)         Term SOFR Rate Option: An option to pay interest at a fluctuating rate per annum equal to the Term SOFR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date.

(b)          Day Count Basis. Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year); provided that interest with respect to Base Rate Loans incurring interest based on the Prime Rate shall be calculated on the basis of a 365/366-day year. The date of funding or conversion of a Term SOFR Rate Loan to a Base Rate Loan and the first day of an Interest Period shall be included in the calculation of interest. The date of payment of any Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(c)          SOFR. In connection with the use or administration of the Term SOFR Rate and clause (c) of the definition of Alternate Base Rate, the Administrative Agent, in consultation with the Required Lenders, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of the Term SOFR Rate or clause (c) of the definition of the Alternate Base Rate.

2.5          Interest Periods. In order to convert a Base Rate Loan or Term SOFR Rate Loan or continue a Term SOFR Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit I (each, a “Conversion or Continuation Notice”) not later than 11:00 a.m. (New York City time) (i) with respect to a conversion to or continuation of a Term SOFR Rate Loan, at least three (3) U.S. Government Securities Business Days prior to the proposed effective date of such conversion or continuation and (ii) with respect to a conversion to a Base Rate Loan, at least one (1) Business Day prior to the proposed effective date of such conversion. The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any Term SOFR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of Term SOFR Rate Loans or a conversion of Borrowings from one Interest Rate Option to another Interest Rate Option, and (iv) if a continuation of or conversion to Term SOFR Rate Loans is requested, the requested Interest Period with respect thereto. Notwithstanding the foregoing, for so long as the Term SOFR Rate is available, the Borrower shall not be able to (and shall not request to) borrow, or convert to, a Base Rate Loan. In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:

(a)           Amount of Loans. After giving effect to such conversion or continuation, each Borrowing of Term Loans shall be in an amount no less than the applicable minimum amount for Term Loans as set forth in Section 2.1(b).

(b)           Commencement of Interest Period. In the case of any borrowing of, conversion to or continuation of any Term SOFR Rate Loan, the Interest Period shall commence on the date of advance or continuation of, or conversion to, any Term SOFR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires. Upon a conversion from a Term SOFR Rate Loan to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

(c)           Selection of Interest Rate Options. If the Borrower elects to continue a Term SOFR Rate Loan but fails to select a new Interest Period to apply thereto, then a one-month Interest Period automatically shall apply. If the Borrower fails to duly request the continuation of any Borrowing consisting of Term SOFR Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.5, then such Term SOFR Rate Loan shall be automatically continued as a Term SOFR Rate Loan with a one-month Interest Period.

2.6          Making of Loans.

(a)           Notifications and Payments. The Administrative Agent shall, promptly after receipt by it of a Loan Request, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loan as determined by the Administrative Agent in accordance with Section 2.1, Section 2.2 or Section 2.3, as applicable. Each applicable Lender shall remit the principal amount of their Pro Rata Share of the applicable Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1, Section 2.2 or Section 2.3, as applicable, fund such Loan to the Borrower in Dollars and immediately available funds to the account of the Borrower specified in the Loan Request prior to 2:00 p.m. (New York City time) on the proposed Borrowing Date.

(b)           Pro Rata Treatment of Lenders. The borrowing of any Tranche of Loan, as applicable, shall be allocated to each Lender of such Tranche of Loan, as applicable, according to its Pro Rata Share thereof, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders with respect to the applicable Tranche of Commitments and Loan, as applicable, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 2.3(e), Section 3.1 or Section 3.6) be payable ratably among the Lenders of such Tranche of Loan, as applicable, entitled to such payment in accordance with the amount of principal and interest then due or payable to such Lenders as set forth in this Agreement.

(c)           Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of any Loan, the Administrative Agent may assume that such Lender has made such Pro Rata Share available on such date in accordance with Section 2.1, Section 2.2 or Section 2.3, as the case may be, and may (but is not required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Loan available to the Administrative Agent, then the applicable Lender and the Borrower agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Base Rate Loans. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by the Borrower for such overlapping period. Nothing in this Section 2.6(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.14, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7          Fees.

(a)           MOIC Payment. Upon the occurrence of a MOIC Trigger Event, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, as compensation for the costs of those Lenders making funds available to the Borrower under this Agreement, a fee equal to the MOIC Amount on such repayment or prepayment date.

(b)           Other Fees. The Borrower agrees to pay to the Administrative Agent pursuant to the terms of the Agent Fee Letter.

2.8          Notes. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Note, dated as of the applicable Borrowing Date or the date of such request, as applicable, payable to such Lender in a face amount equal to the applicable Term Loan Commitment of such Lender. The Borrower hereby unconditionally promises to pay, to each of the Lenders, the Administrative Agent, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.9          [Reserved].

2.10       Payments.

(a)           Payments Generally. All payments and prepayments to be made in respect of principal, interest, other fees referred to in Section 2.7 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. (New York City time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent for the account of the Lenders to which they are owed, in each case in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b)           Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but is not required to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11        Interest Payment Dates. Interest on Base Rate Loans shall be due and payable in arrears on each applicable Interest Payment Date. Interest on Term SOFR Rate Loans shall be due and payable on the last day of each Interest Period for those Loans. Interest on mandatory prepayments of principal under Section 2.13 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan not constituting a Base Rate Loan or Term SOFR Rate Loan or on other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise). Any accrued and unpaid interest on the Loans shall be paid on the Maturity Date. All interest shall be payable in cash; provided that the Borrower may elect that a portion of the interest otherwise payable in cash with respect to the Loans for any Interest Period be paid in-kind (such interest amount, the “PIK Interest” and such election, the “PIK Election”) by delivering a written notice (each, a “PIK Election Notice”) to the Administrative Agent not later than two (2) Business Days prior to the commencement of such Interest Period. Each PIK Election Notice shall specify the applicable Interest Period and the percentage of interest for such Interest Period that shall be subject to such PIK Election; provided that, after giving effect to such PIK Election, the portion of interest payable in cash for such Interest Period on the Loans subject to the PIK Election shall not be less than the Term SOFR Rate plus 2.00% or, in the case of the Base Rate Option, Alternate Base Rate plus 1.00%. Following a PIK Election, any PIK Interest shall automatically (i) increase the principal amount of the Loans on such payment date in the amount of such PIK Interest on the date interest would otherwise have been due pursuant to Section 2.11, (ii) be treated as principal under the Loans for all purposes, (iii) accrue interest in accordance with the provisions of this Agreement applicable to the Term Loans and (iv) shall be payable in full in cash as a Loan on the Maturity Date, upon an accelerated Maturity Date or otherwise in accordance with the terms of this Agreement. To the extent all or any portion of the cash interest payment cannot be paid in cash by the Borrower due to the inability of the Borrower’s Subsidiaries to dividend cash to the Borrower in an amount necessary to make such cash interest payment due to the CoBank Credit Agreement’s restricted payments covenant exception governing the payment of cash interest on the Loans, any such interest amount (and solely with respect of the amount of cash interest that cannot be paid in cash), that would otherwise be payable in cash, shall be paid-in-kind for the applicable Interest Period pursuant to the terms herein and shall be deemed PIK Interest hereunder.

2.12       Voluntary Prepayments and Reduction of Commitments.

(a)           Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Sections 2.7, 11.3, 3.1 and 3.5). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. (New York City time) at least (A) three (3) U.S. Government Securities Business Days prior to the date of prepayment of Term SOFR Rate Loans or (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans, in each case, setting forth the following information:

(i)          the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)         a statement indicating the application of the prepayment among Tranches of Loans and Borrowings, as applicable; and

(iii)        the total principal amount of such prepayment, which shall not be less than the lesser of the following: (A) the then outstanding principal amount of such Tranche of Loans, or (B) $500,000 (provided, that the amount of any prepayment to which this Section 2.12(a)(iii)(B) applies shall be in integral multiples of $100,000).

Except as otherwise expressly provided herein with respect to refinancings, all prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. So long as no Event of Default has occurred and is continuing, voluntary prepayments shall be applied to any outstanding Term Loans as the Borrower may direct; provided that all prepayments with respect to Term Loans permitted pursuant to this Section 2.12 shall be applied pro rata among all Tranches of Term Loans. If the Borrower prepays a Loan but fails to specify the applicable Borrowing that the Borrower intends to prepay or if an Event of Default has occurred and is continuing, then such prepayment shall be applied first, ratably to all outstanding Term Loans that are Base Rate Loans, if any, and second ratably to all outstanding Term Loans that are Term SOFR Rate Loans. Any prepayment hereunder shall include all interest and fees due and payable with respect to the Loan being prepaid and shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 3.5. Notwithstanding the foregoing, any prepayment notice delivered in connection with any proposed refinancing of all of the Facilities may be, if expressly so stated in the applicable prepayment notice, contingent upon the consummation of such refinancing, and (x) the repayment date therefor may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such prepayment notice may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.5).

2.13        Mandatory Prepayments.

(a)           [Reserved].

(b)           Disposition of Assets. Within five (5) Business Days following the receipt by the Borrower or Subsidiary thereof of the Net Cash Proceeds from any Disposition not expressly permitted by Section 7.7, the Borrower shall prepay, or cause such Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition. All such proceeds shall be paid and applied in accordance with Sections 2.13(g) and (h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of the Disposition giving rise to such prepayment obligation.

(c)           Casualty Events. Within five (5) Business Days following the receipt by the Borrower or Subsidiary thereof of the Net Cash Proceeds of any Casualty Event or series of related Casualty Events affecting any property of the Borrower, the Borrower shall prepay, or cause such Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s). All such proceeds shall be paid and applied in accordance with Sections 2.13(g) and (h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Casualty Event(s) giving rise to such prepayment obligation.

(d)          [Reserved].

(e)           Debt Incurrence. Within five (5) Business Days following the receipt by the Borrower or Subsidiary thereof of the Net Cash Proceeds of any Debt Incurrence, other than a Debt Incurrence permitted under Section 7.1, the Borrower shall prepay, or cause such Subsidiary thereof to prepay, Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds. All such proceeds shall be paid and applied in accordance with Sections 2.13(g) and (h). Notwithstanding anything herein to the contrary, any such prepayment shall not constitute or be deemed to be a cure of any Default or Event of Default arising as a result of such Debt Incurrence.

(f)           Excess Cash Flow. Within ten (10) Business Days of delivery of the Borrower’s annual audited financial statements pursuant to Section 6.1 for the fiscal year ending December 31, 2026 and for each fiscal year ending thereafter during the term hereof but in any event no later than five (5) Business Days after the date on which the Compliance Certificate for such fiscal year is due in accordance with Section 6.1(c), the Borrower shall prepay the Obligations as follows in an aggregate amount equal to (i) fifty percent (50%) of Excess Cash Flow when the Total Net Leverage Ratio (calculated before giving effect to such prepayment) is greater than 5.00:1.00; (ii) twenty-five percent (25%) of Excess Cash Flow when the Total Net Leverage Ratio is greater than 4.50:1.00 but less than or equal to 5.00:1.00; and (iii) zero percent (0%) when the Total Net Leverage Ratio is less than or equal to 4.50:1.00, in each case, with Excess Cash Flow calculated for the immediately preceding fiscal year; provided, however, that no Excess Cash Flow payment pursuant to this clause (f) shall be required if such payment is equal to or less than $1,000,000 (and then only amounts in excess of $1,000,000 shall be required to be paid pursuant to this clause (f)). All such proceeds shall be paid and applied in accordance with Sections 2.13(g) and (h).

(g)          Application Among Obligations. All prepayments pursuant to this Section 2.13 shall be applied, to prepay any remaining Term Loans, pro rata among all Tranches.

(h)           Interest Payments; Application Among Interest Rate Options. All prepayments pursuant to this Section 2.13 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment and written notice to the Administrative Agent by 11:00 am (New York City time) at least two (2) Business Day’s prior to such prepayment pursuant to this Section 2.13. Subject to Section 2.13(g), all prepayments required pursuant to this Section 2.13 shall first be applied to Base Rate Loans and then to Term SOFR Rate Loans. In accordance with Section 3.5, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Term SOFR Rate Loans on any day other than the last day of the applicable Interest Period.

(i)            Payments Not Required. Notwithstanding anything in this Section 2.13 to the contrary, no payments shall be required pursuant to this Section 2.13 at any time that the CoBank Credit Agreement is in effect.

2.14       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest other than interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b)           the provisions of this Section 2.14 shall not be construed to apply to (x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15        Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement ; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

III.         INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

3.1          Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation in any such Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2          Taxes.

(a)           [Reserved].

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) [reserved] and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender (or, if such Lender is disregarded as an entity separate from its regarded owner for U.S. federal income tax purposes, such regarded owner) is not subject to U.S. federal backup withholding Tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.3          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans (other than Base Rate Loans) or to determine or charge interest based upon any Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans or to convert Base Rate Loans to such Loans, shall be suspended, and (b), if necessary to avoid such illegality, the interest rate on the Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,

(i)            the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Loans to Base Rate Loans (if necessary to avoid such illegality, the interest rate on the Base Rate Loans of such Lender shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”),

(A)          if such Loans are not subject to an Interest Period, immediately, or

(B)           if such Loans are subject to an Interest Period, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and

(ii)           if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

3.4          Inability to Determine Rate; Cost; Interest After Default.

(a)           Inability to Determine Rate; Cost. Subject to Section 3.7, if, on or prior to the commencement of any Interest Period (or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) any Benchmark cannot be determined pursuant to the definition thereof;

(ii)           the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii)          the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period (other than a Base Rate Loan) or a conversion thereto or a continuation thereof or the maintaining thereof that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders.

Upon notice thereof by the Administrative Agent to the Borrower,

(1)           any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the written instruction of the Required Lenders) revokes such notice;

(2)           any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period (other than Base Rate Loans), and any right of the Borrower to continue such Loans or to convert to such Loans (other than Base Rate Loans), shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (iii), at the written instruction of the Required Lenders) revokes such notice;

(3)           the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein;

(4)           any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5; and

(5)           in the case of any such notice under Section 3.4(a)(i) regarding any Benchmark used as a component of the Alternate Base Rate, such component will not be used in any determination of Base Rate Loans until such notice is revoked.

(b)          Default Rate. To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (l) of Section 9.1, or immediately after written demand by the Required Lenders to the Administrative Agent after the occurrence and during the continuation of any other Event of Default, then the principal amount of all Obligations shall bear interest at the Default Rate. The Borrower acknowledges and agrees that the increase in rates referred to in this Section 3.4(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

3.5          Indemnity. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense attributable to or incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan that is subject to an Interest Period on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan subject to an Interest Period on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss, cost or expenses arising from the liquidation or reemployment of funds or from any fees payable. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.6          Mitigation Obligations; Replacement of Lenders. In each case, solely after the Acquisition Agreement Period:

(a)           Designation of a Different Lending Office. If any Lender (other than any Lender that is an affiliate of the GCI Group) requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender (other than any Lender that is an affiliate of the GCI Group) or any Governmental Authority for the account of any Lender (other than any Lender that is an affiliate of the GCI Group) pursuant to Section 3.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender (other than any Lender that is an affiliate of the GCI Group) requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender (other than any Lender that is an affiliate of the GCI Group) or any Governmental Authority for the account of any Lender (other than any Lender that is an affiliate of the GCI Group) pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to any Person that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            [reserved];

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.7          Benchmark Replacement Setting.

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)           Replacing Benchmarks. Upon a date and time determined by the Administrative Agent as to any Benchmark which date shall be no later than the occurrence of a Benchmark Transition Event with respect to such Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 3:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders. At any time that the administrator of the applicable then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be not representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon such Benchmark (if any) will not be used in any determination of the Alternate Base Rate.

(b)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, as directed in writing by the Required Lenders, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7.

(d)           Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Term SOFR Rate), then the Administrative Agent (as directed in writing by the Required Lenders) may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent (as directed in writing by the Required Lenders) may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.

3.8          Survival. Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

IV.         CONDITIONS OF LENDING

The obligation of each Lender to make Loans is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

4.1          Conditions Precedent. The obligation of each Lender to make the Term Loan Commitment and fund any Term Loans requested by the Borrower on the Closing Date are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)           Deliveries. The Administrative Agent and the Lenders shall have received each of the following:

(i)            this Agreement, duly executed and delivered by the Borrower and each other Person which is a party hereto as of the Closing Date;

(ii)           the Notes (if any), duly executed and delivered by the Borrower;

(iii)          [reserved];

(iv)          the Equity Commitment Letter, duly executed and delivered by the

Sponsor and accepted and agreed to by Borrower;

(v)           [reserved];

(vi)          a certificate of the Borrower signed by a Compliance Officer of the Borrower, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in clauses (e), (f), (g) and (j) of this Section 4.1;

(vii)         a duly completed, executed Solvency Certificate signed by a Compliance Officer of the Borrower;

(viii)        [reserved];

(ix)           a certificate dated as of the Closing Date and signed by the Secretary of the Borrower, certifying as appropriate as to: (a) resolutions of the governing body of the Borrower authorizing the execution, delivery and performance of the Loan Documents and all actions taken by the Borrower in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures, (c) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) and (d) certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of the Borrower in each state where organized or qualified to do business;

(x)           customary written opinion of counsel for the Borrower (addressed to the Administrative Agent and the Lenders), dated as of the Closing Date, from Akin Gump Strauss Hauer & Feld LLP, counsel to the Borrower; and

(xi)          the Agent Fee Letter, duly executed and delivered by the Borrower to the Administrative Agent.

(b)          Closing Date Acquisition Agreement. The Administrative Agent shall have received a duly executed Closing Date Acquisition Agreement.

(c)           [Reserved].

(d)           [Reserved].

(e)           Representations and Warranties. The representations and warranties specified in Section V of this Agreement and in the other Loan Documents shall then be true and correct in all material respects (or if qualified by materiality or a Material Adverse Change, in all respects) as of the Closing Date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall be true and correct in all material respects as of such earlier date).

(f)           Default. No Default or Event of Default shall have occurred and be continuing or shall result therefrom.

(g)          Material Adverse Change. Since December 31, 2024, no fact, event or circumstance shall have occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to result in a Material Adverse Change with respect to Borrower and its Subsidiaries, taken as a whole.

(h)          [Reserved].

(i)            KYC Matters. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(j)            Regulatory Approvals and Consents. Unless otherwise agreed to by the Lenders, the Lenders shall have received evidence that all material governmental (including, without limitation, HSR and FCC) authorizations, consents and waivers which are required with respect to the execution, delivery or performance of the Loan Documents, the Facilities, and the transactions contemplated hereby or thereby shall have been obtained or made and shall be in full force and effect.

(k)           Payment of Fees. The Borrower shall have paid all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Closing Date as required by this Agreement or any other Loan Document to the extent, solely in the case of reimbursement of expenses, invoices have been received at least five (5) Business Days prior to the Closing Date.

4.2          Conditions Precedent to any Loan. The obligation of each Lender to fund any Term Loans requested by the Borrower is subject to the satisfaction of the following conditions on or before the funding of such Term Loan (such date, the “Funding Date”):

(a)           the representations and warranties of the Borrower set forth in Article V of this Agreement and in the other Loan Documents shall then be true and correct in all material respects (or if qualified by materiality or a Material Adverse Change, in all respects) as of the Funding Date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date),

(b)          no Event of Default or Default shall have occurred and be continuing,

(c)           the Borrower shall have delivered a duly executed and completed Loan Request to the Administrative Agent for each Loan requested to be made pursuant to Section 2.1(b), and

(d)           the Borrower shall have delivered a duly executed amendment to the CoBank Credit Agreement, in form and substance reasonably acceptable to the Borrower, the Administrative Agent and the Lenders.

V.         REPRESENTATIONS AND WARRANTIES

On the Closing Date, on each Funding Date and each LCA Test Date, the Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:

5.1          Organization and Qualification. The Borrower and each Subsidiary of the Borrower (a) is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.1, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified on Schedule 5.1, except to the extent that the failure of such Person to be in good standing would not reasonably be expected to result in a Material Adverse Change, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, extent that the failure of such Person to do so would not reasonably be expected to result in a Material Adverse Change, and (c) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified would not reasonably be expected to result in a Material Adverse Change.

5.2          Compliance With Laws.

(a)           The Borrower and each Subsidiary of the Borrower is in compliance with all applicable Laws in all jurisdictions in which the Borrower and each Subsidiary of the Borrower is presently doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(b)          No Credit Extension, or use of any proceeds thereof, or entry into or performance by the Borrower of the Loan Documents to which it is a party contravenes any Law applicable to the Borrower or any Subsidiary of the Borrower or any of the Lenders.

5.3          Title to Properties. The Borrower and each Subsidiary of the Borrower (a) has good and marketable title to or valid leasehold interest in all properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records other than defects in title that do not materially interfere with its ability to conduct its business as currently conducted and except where the failure to have such title could not reasonably be expected to result in a Material Adverse Change, and (b) owns or leases all of its properties free and clear of all Liens except Permitted Liens.

5.4          Investment Company Act. The Borrower is not nor is any Subsidiaries of the Borrower an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.5          Event of Default. No Event of Default or Default exists or is continuing.

5.6          Subsidiaries and Owners. As of the Closing Date, Schedule 5.6 states (a) the name of the Borrower and each Subsidiary of the Borrower, its jurisdiction of organization, the name of each direct holder of the Equity Interests of such Person, and the amount, percentage and type of, and the certificate number(s) (if any) evidencing, Equity Interests owned by such holder in such Person and (b) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a). All such Equity Interests have been validly issued and are fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement) and are free and clear of all Liens, other than Permitted Liens. No Subsidiary of the Borrower is providing a Guarantee of the Obligations as of the Closing Date.

5.7          Power and Authority; Validity and Binding Effect.

(a)           The Borrower has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)          This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by the Borrower, and (ii) constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject only to limitations on enforceability imposed by (y) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (z) general equitable principles.

5.8          No Conflict; Material Agreements; Consents.

(a)           Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of the Borrower, (ii) any Material Agreement to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (iii) any applicable Law or any order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries. There is no default under any Material Agreement or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject. The Borrower is not nor is any Subsidiary or their respective property is bound by any contractual obligation (including pursuant to any Material Agreement), or subject to any restriction in any of its Organizational Documents, or any requirement of Law that could reasonably be expected to result in a Material Adverse Change.

(b)          No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Agreement) in connection with (i) the execution, delivery and carrying out of this Agreement, the other Loan Documents, (ii) [reserved], (iii) [reserved], (iv) [reserved] or (v) the execution of the Closing Date Acquisition Agreement, in each case except (i) those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect and (ii) those that could not reasonably be expected to result in a Material Adverse Change. Each of the Borrower’s Material Agreements is in full force and effect, and the Borrower has not received any written notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.

5.9          Litigation. There are no actions, suits, proceedings or investigations pending or threatened in writing against the Borrower or any Subsidiary of the Borrower or any of their respective properties, including the Licenses, at law or in equity before any Governmental Authority that individually or in the aggregate (i) could reasonably be expected to result in a Material Adverse Change or (ii) purports to affect the legality, validity or enforceability of any Loan Document. The Borrower is not nor is any Subsidiary in violation of any order, judgement, writ, injunction or any decree of any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.

5.10       Financial Statements.

(a)          Audited Financial Statements. The audited financial statements most recently delivered in accordance with Section 6.1(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Intermediate Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other material liabilities and material Contingent Obligations, of Intermediate Holdings and its Subsidiaries as of the date thereof.

(b)          Unaudited Financial Statements. The unaudited financial statements most recently delivered by Borrower in accordance with Section 6.1(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Intermediate Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          Accuracy of Financial Statements. Neither Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Borrower or any Subsidiary of Borrower that could reasonably be expected to result in a Material Adverse Change.

(d)          Material Adverse Change. Since December 31, 2024, no Material Adverse Change has occurred.

5.11       Margin Stock. The Borrower does not nor does any Subsidiary engage or intend to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board. The Borrower does not nor does any Subsidiary hold or intend to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or Subsidiary of the Borrower are or will be represented by margin stock.

5.12       Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, written statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections, budgets, estimates and other forward-looking statements), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered. Any projections, budgets, estimates or other forward-looking statements provided by or on behalf of the Borrower have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time such projections, budgets, estimates or other forward-looking statements were prepared, it being understood that the budgets, estimates or other forward-looking statements are as to future events and not to be viewed as fact and that actual results during the period or periods covered by such projections, budgets, estimates or other forward-looking statements may differ materially from such projected results. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.13       Taxes. All federal, state, local and other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.14       Intellectual Property; Other Rights. Except as would not be expected to result in a Material Adverse Change, the Borrower and each Subsidiary of the Borrower owns or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.15       [Reserved].

5.16       Insurance. The properties of the Borrower are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.5.

5.17       Employee Benefits Compliance.

(a)           Each Plan is in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has (i) received the most recently available favorable determination letter from the IRS, or (ii) an application for such a letter currently being processed by the IRS with respect thereto, or (iii) been adopted by means of a pre-approved plan document that has received the most recently available opinion letter from the IRS on which the plan sponsor is entitled to rely and, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, including any audit, investigation or enforcement action, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c)           No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Change.

(d)          The Unfunded Liability of each Plan is reflected on the financial statements referenced in Section 5.10.

5.18       Environmental Matters.

(a)           The facilities and properties currently or, to the knowledge of the Borrower, formerly, owned, leased or operated by the Borrower or any Subsidiary of the Borrower (the “Properties”) do not contain any Hazardous Materials attributable to the Borrower’s or Subsidiary’s ownership, lease or operation of the Properties in amounts or concentrations or stored or utilized which (i) constitute or constituted a violation of Environmental Laws, or (ii) could reasonably be expected to give rise to any Environmental Liability in excess of the Threshold Amount;

(b)           The Borrower has not nor has any Subsidiary of the Borrower received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws (and no related claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower or any Subsidiary of the Borrower, is threatened in writing, with regard to their activities at any of the Properties or the business operated by the Borrower (the “Business”)), or any prior Business for which the Borrower or any Subsidiary of the Borrower has retained liability under any Environmental Law;

(c)           Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability for the Borrower or any Subsidiary of the Borrower, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of the Borrower or any Subsidiary of the Borrower at, on or under any of the Properties in violation of Environmental Laws, or in a manner that could reasonably be expected to give rise to, Environmental Liability in excess of the Threshold Amount;

(d)           The Borrower does not nor does any Subsidiary of the Borrower know of any basis for any permit, license or other approval required under any Environmental Law with regard to their activities at any of the Properties or the Business to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged where the failure to hold such permit, license or other approval could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change; and

(e)           The Borrower does not nor does any Subsidiary of the Borrower know or any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower or any Subsidiary of the Borrower.

5.19        Communications Regulatory Matters.

(a)           As of the Closing Date and before and after giving effect to each Permitted Acquisition (if any), Schedule 5.19 (which Schedule shall be updated in accordance with Section 6.13) sets forth a true and complete list of the following information for each License issued to or utilized by the Borrower or its Subsidiaries: the granting authority, the name of the licensee, the type of service, the expiration date and the geographic area covered by such License. Other than as set forth in Schedule 5.19, each License is held by the Borrower or a wholly-owned, Domestic Subsidiary of the Borrower.

(b)           The Licenses are valid and in full force and effect without conditions, except for (x) such conditions as are generally applicable to holders of such Licenses, and (y) conditions pursuant to any letter of agreement, national security agreement, or similar arrangement or agreement with Team Telecom, or any of the DHS, the DOJ, or the DOD pursuant to their respective departmental authorities. The Borrower or a Subsidiary of the Borrower has all requisite power and authority required under the Communications Act and PUC Laws to hold the Licenses and to own and operate the Communications Systems. The Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems in the same manner as it is presently conducted. No event has occurred and is continuing which could reasonably be expected to (i) result in the suspension, revocation, or termination of any such License or (ii) materially and adversely affect any rights of the Borrower or its Subsidiaries thereunder. The Borrower does not nor does any of its Subsidiaries have actual knowledge that any License will not be renewed in the ordinary course. The Borrower is not nor any of its Subsidiaries is a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority with respect to a License, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which would reasonably be expected to adversely affect the validity of any License.

(c)           All of the material properties, equipment and systems owned, leased or managed by the Borrower or its Subsidiaries are, and (to the best knowledge of the Borrower and its Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in compliance with all terms and conditions of the Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(d)          Each of the Borrower and its Subsidiaries has made all material filings which are required to be filed by it, paid all material franchise, license, regulatory assessments or other fees and charges related to the Licenses or which are required to be paid or have become due pursuant to any authorization, consent, approval or license of, or registration or filing with, any Governmental Authority in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued. All such filings are complete and accurate in all material respects.

(e)           Each of the Borrower and its Subsidiaries has complied with all material requirements, rules, restrictions, and other terms and conditions required to be complied with respect to any Funding Program or associated with the receipt and use of funding from any Funding Agency. To the best of the Borrower’s knowledge, there are no pending audits or investigations by any Governmental Authority or Funding Agency threatened in writing regarding the Borrower’s or its Subsidiaries use of, or entitlement to, any funding received from any Funding Program.

5.20       Solvency. As of the Closing Date, the Borrower is Solvent.

5.21       [Reserved].

5.22       Transactions with Affiliates.

No Affiliate and no officer or director of the Borrower or any of its Subsidiaries or any individual related by blood, marriage, adoption or otherwise to any such officer or director, or any Person in which any such officer or director or individual related thereto owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Borrower or has any material interest in any material property used by the Borrower, except as permitted by Section 7.3.

5.23       Labor Matters.

There are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened except as could not reasonably be expected to result in a Material Adverse Change. The hours worked by and payments made to employees of the Borrower and its Subsidiaries within the past five (5) years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as could not reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is bound.

5.24       Anti-Corruption; Anti-Terrorism and Sanctions.

(a)           The Borrower or its Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees and agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)           The Borrower or its Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(d)           No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)           The Borrower has provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Borrower and its Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.25     Borrower as a Holding Company. The Borrower does not own any assets other than the Equity Interests in Intermediate Holdings and does not conduct, transact or engage in any business or operations other than those incidental to its direct ownership of Intermediate Holdings. As the date hereof, prior to the incurrence of the Commitments hereunder, the Borrower does not have any liabilities for funded indebtedness.

5.26     Acquisition Not Subject to Exon Florio Provision of the Defense Production Act.

At the time any Acquisition or any other Investment is consummated, the Borrower is not a foreign person, the Borrower is not, directly or indirectly, owned or controlled by a foreign person and, therefore, such Acquisition or such Investment are not a transaction which the President has the authority to suspend or prohibit under the Exon Florio provision of the Defense Production Act of 1950, as amended. For the purpose of this section, (1) the term “foreign person” means either: (a) any foreign national foreign government or foreign entity; or (b) any entity, whether foreign or domestic, over which control is exercised or exercisable by a foreign national, foreign government or foreign entity; (2) the term “foreign entity” means any branch, partnership group or sub-group, association, estate, trust, corporation or division of a corporation, or organization organized under the laws of a foreign state if either its principal place of business is outside the United States or its equity securities are primarily traded on one or more foreign exchanges, except that, notwithstanding the foregoing, any such branch, partnership, group or sub-group, association, estate, trust, corporation or division of a corporation, or organization a majority of the equity interest in which is ultimately owned by U.S. nationals is not a foreign entity; (3) the term “owned” means ownership of the majority or largest minority share of outstanding voting interests of an entity; and (4) the term “control” means the power, direct or indirect, whether or not exercised, through the ownership of a majority or a dominant minority of the total outstanding voting interests in an entity, board, representation, proxy voting, a special share, contractual arrangements, formal or informal arrangements to act in concert, or other means, to determine, direct or decide important matters affecting an entity, including the sale, lease mortgage, pledge or other transfer of any of the tangible or intangible principal assets of the entity; the reorganization, merger, or dissolution of the entity; the closing, relocation or substantial alteration of the production, operational, or research and development facilities of the entity; major expenditures or investments, issuances of equity or debt, dividend payments or approval of the operating budget of the entity; the selection of new business lines or ventures that the entity will pursue; the entry into, termination, or nonfulfillment by the entity of significant contracts; the appointment or dismissal of officers or senior managers; and the amendment of the Articles of Incorporation, constituent agreement, or other Organizational Documents of the entity with respect to the matters set forth above.

VI.     AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until Payment In Full of the Obligations, the Borrower shall comply at all times with the following covenants:

6.1     Reporting Requirements. The Borrower will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)     Quarterly Financial Statements. As soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of Intermediate Holdings, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders or members equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified by a Compliance Officer of Intermediate Holdings as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnote disclosures), consistently applied, and, commencing with the first full fiscal quarter ending after the Closing Date, setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)     Annual Financial Statements. As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of Intermediate Holdings, audited financial statements of Intermediate Holdings consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, including a comparison of actual performance to the Budget for such fiscal year and year-to-date delivered to the Administrative Agent pursuant to Section 6.1(d)(i). The certificate or report of accountants shall be free of qualifications as to “going concern” or scope of audit (other than (i) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur and (ii) with respect to, or disclosure of an exception or qualification resulting from the impending maturity of the Obligations and/or the Obligations (as defined in the CoBank Credit Agreement) and breach or anticipated breach of the financial covenants set forth in Article VIII and/or the financial covenants set forth in Article VIII of the CoBank Credit Agreement) and shall not indicate the occurrence or existence of any event, condition or contingency that would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents. The Borrower shall deliver with such financial statements and certification by its accountants a letter of such accountants to the Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event that constitutes an Event of Default or Default or, if they are aware of such condition or event, stating the nature thereof.

(c)     Compliance Certificate. Concurrently with the financial statements of Intermediate Holdings furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(a) and (b), a Compliance Certificate duly executed by a Compliance Officer of the Borrower.

(d)     Other Reports.

(i)     Annual Budget. Commencing with the fiscal year ending December 31, 2027, the annual consolidated Budget and any forecasts or projections of the Borrower for the immediately following fiscal year, to be supplied not later than sixty (60) days after the end of each fiscal year;

(ii)     Management Report. Concurrently with the annual financial statements of Intermediate Holdings furnished to the Administrative Agent and to the Lenders pursuant to Section 6.1(b), a management report (A) outlining principal factors affecting performance and describing the operations and financial condition of the Borrower and its Subsidiaries for the fiscal year then ended, and (B) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by a Compliance Officer of the Borrower to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents in all material respects the results of operations and financial condition of the Borrower and its Subsidiaries as at the dates and for the periods indicated.

(iii)     Benefit Plan Documentation. Promptly upon request by any Lender, the Borrower will deliver to the Lender (A) all actuarial reports prepared in respect of any Pension Plan or Multiemployer Plan that are available to the Borrower or that may be made available to the Borrower upon request and (B) any documentation regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan.

(e)     Notices.

(i)     Default. Promptly after any Authorized Officer of the Borrower has learned of the occurrence of an Event of Default or Default, a certificate by an Authorized Officer setting forth the details of such Event of Default or Default and the action that the Borrower proposes to take with respect thereto.

(ii)     Regulatory and Other Notices. Promptly after filing, receiving or any Authorized Officer becoming aware thereof, the Borrower will deliver or cause to be delivered copies of any filings or written communications sent to, or notices and other written communications received by, the Borrower or any of its respective Subsidiaries from any Governmental Authority, including the FCC and any PUC, relating to any noncompliance by the Borrower or any of its Subsidiaries with any applicable Law, including the Communications Act and any applicable PUC Law, or with respect to any matter or proceeding, in each case, the effect of which could reasonably be expected to result in a Material Adverse Change (provided that, to the extent any such written communications are subject to confidentiality obligations or are privileged (such as legal analysis), such materials need not be delivered).

(iii)     Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against the Borrower or Subsidiary of the Borrower that involves a claim or series of claims equal to or in excess of $1,500,000 or that if adversely determined could reasonably be expected to result in a Material Adverse Change.

(iv)     Organizational Documents. Promptly after the execution thereof, any material amendment to the Organizational Documents of the Borrower or any Subsidiary of the Borrower.

(v)     Material Agreements. Any material amendment, supplement, waiver or other modification to any of the Material Agreements, or any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered thereunder.

(vi)     Erroneous Financial Information. Within two (2) Business Days after any Authorized Officer of the Borrower becoming aware thereof, in the event that the Intermediate Holdings or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(vii)     ERISA Event. Immediately upon the occurrence of any ERISA Event or Plan Qualification Event that is reasonably expected to result in liability to the Borrower or its Subsidiaries in excess of the $1,500,000.

(viii)     Material Adverse Change. Promptly after any Authorized Officer of the Borrower becomes aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting the Borrower or any of its Subsidiaries which individually or in the aggregate have resulted in or could reasonably be expected to result in a Material Adverse Change.

(ix)     Environmental Notices. Promptly after any Authorized Officer of the Borrower becomes aware of any material violation by the Borrower or any of its Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority or other Person has asserted that the Borrower or any of its Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Change, the Borrower will give notice thereof and provide such other information as may be reasonably available to the Borrower or any of its Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.

(x)     Beneficial Ownership Certificate. Promptly after the occurrence thereof, a notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(f)     Other Information. Such other reports and information regarding the business, financial or corporate affairs of the Borrower and its Subsidiaries as the Administrative Agent (on behalf of the Lenders) may from time to time reasonably request.

6.2     Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence as a corporation, limited partnership or limited liability company or other entity, as the case may be as of the Closing Date or as of the date of Acquisition, creation or formation of the Borrower or Subsidiary, in each case, except as otherwise expressly permitted in Section 7.7, (b) its qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.7 or which failure to obtain same would not reasonably be expected to result in a Material Adverse Change and (c) all licenses, franchises, permits and other authorizations (other than the Licenses) and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which would reasonably be expected to result in a Material Adverse Change.

6.3     Preservation of Licenses. The Borrower shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect all Licenses, except those (a) which are no longer required in the conduct of the Borrower’s or Subsidiary’s business and which cannot be sold or (b) which have de minimis fair market value.

6.4     Payment of Liabilities, Including Taxes, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of the Borrower) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.5     Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses of a similar size, and with reputable insurers, including self-insurance to the extent customary.

6.6     Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to (a) maintain, preserve and protect all of its properties and equipment necessary in the normal operation of its business in good working order and condition except to the extent the failure to do so could not reasonably be expected to have a material adverse impact on the operations or business of the Borrower and its Subsidiaries, ordinary wear and tear and casualty and condemnation excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.7     Visitation Rights; Quarterly Lender Calls.

(a)     The Borrower shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Administrative Agent (or any of the Lenders solely if accompanying the Administrative Agent) upon at least three (3) Business Days prior written notice, to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records (other than materials protected by the attorney-client privilege and materials which such Person may not disclose without violation of a confidentiality provision binding upon it) and discuss its business affairs, finances and accounts with its officers, in such detail and at such times and as often as the Administrative Agent may reasonably request, all at the Borrower’s expense.

(b)     Solely after the Acquisition Agreement Period, the management of the Sponsor, if applicable, and the Borrower shall, at the request of Administrative Agent participate in a conference call with the Administrative Agent and the Lenders to provide discussion and analysis with respect to the financial condition and results of operations of the Borrower and its Subsidiaries within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) following each delivery of a Compliance Certificate pursuant to Section 6.1(c) at such time as may be agreed to by the Borrower and the Administrative Agent.

6.8     Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account that enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.9     Compliance with Laws.

(a)     The Borrower shall, and shall cause each of its Subsidiaries to, comply with all other applicable Laws, except where failure to comply with any applicable Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that, in the aggregate, would reasonably be expected to result in a Material Adverse Change.

(b)     The Borrower shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and agents to, comply with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions. The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)     The Borrower shall, and shall cause each of its Subsidiaries (i) conduct its operations and keep and maintain its real property in compliance with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply with Environmental Laws pertaining to any of its real property (provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Borrower with respect to such circumstances in accordance with GAAP).

6.10     [Reserved].

6.11     [Reserved].

6.12     Use of Proceeds. The proceeds of the Term Loans shall be used to fund a cash dividend up to $160,000,000 (minus any upfront, advisory and/or sponsor fees) (the “Specified Dividend”) to the direct and indirect holders of Equity Interests in the Borrower; provided that if the Borrower’s projected cash flow, together with borrowings under the Revolving A-3 Credit Facility (as defined in the CoBank Credit Agreement), are not sufficient to fund projected capital expenditures for completion of the NTHE (such shortfall, the “NTHE Shortfall”), then the Specified Dividend shall be reduced on a dollar-for-dollar basis by the amount of such NTHE Shortfall (the “Reduced Dividend”). If applicable, any difference between the Term Loan and the Reduced Dividend will be used to fund general corporate purposes of the Borrower and its Subsidiaries as determined by the Borrower in its sole discretion.

6.13     Updates to Schedules and Annexes. Concurrently with the delivery of each Compliance Certificate accompanying the financial statements furnished to the Administrative Agent and the Lenders pursuant to Sections 6.1(a) and (b), the Borrower shall provide the Administrative Agent in writing with such revisions or updates to the Schedules to this Credit Agreement as may be necessary or appropriate to update or correct same.

6.14     Material Agreements. The Borrower covenants and agrees that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with each of its (i) Funding Program Agreements and (ii) Material Agreements (other than any Funding Program Agreement) except, in the case of this clause (ii), where the failure to do so, in the aggregate, would reasonably be expected to result in a Material Adverse Change.

6.15     Benefit Plan Compliance.

Each Plan will be in compliance in all material respects with its terms and applicable Law, the Borrower and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan in all material respects and the Borrower and the ERISA Affiliates will make all required contributions with respect to any Plan on or before the required due date for such contribution.

VII.     NEGATIVE COVENANTS

7.1     Indebtedness. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries, to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)     Indebtedness under this Agreement and the other Loan Documents;

(b)     existing Indebtedness as set forth on Schedule 7.1, including any Permitted Refinancing in respect thereof;

(c)     Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Leases for fixed or capital assets not in excess of $15,000,000 outstanding at any time and Permitted Refinancings in respect thereof;

(d)     Unsecured, subordinated, intercompany Indebtedness permitted by Section 7.5(e);

(e)     Indebtedness (contingent or otherwise) of the Borrower or any of its Subsidiaries arising under (i) any Interest Rate Hedge, (ii) Indebtedness under any Secured Bank Product entered into in the ordinary course of business; provided however, that (x) the Borrower shall not and shall not permit any Subsidiary enter into or incur any Interest Rate Hedge that constitutes a Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act, and (y) the Borrower and its Subsidiaries shall enter into an Interest Rate Hedge only for hedging (rather than speculative) purposes, (iii) the CoBank Loan Documents; provided that, unless otherwise agreed in writing by the Required Lenders (such agreement not to be unreasonably withheld, delayed or conditioned) during the Acquisition Agreement Period, the aggregate principal amount of the Obligations (as defined under the CoBank Credit Agreement) under the CoBank Credit Agreement shall not exceed the sum of (i) outstanding principal balance of the Term Loans (as defined under the CoBank Credit Agreement) under the CoBank Credit Agreement as of the Closing Date, plus (B) the Revolving Commitments (as defined under the CoBank Credit Agreement) under the CoBank Credit Agreement as of the Closing Date, plus (C) the Maximum Incremental Amount (as defined in the CoBank Credit Agreement); provided however, that the proceeds of the Maximum Incremental cannot be used to make any Restricted Payment (other than to a Subsidiary);

(f)     Guarantees and other Contingent Obligations permitted by Section 7.4;

(g)     Indebtedness in connection with trade payables arising in the ordinary course of business and outstanding no more than ninety (90) days after such obligation is due;

(h)     Indebtedness assumed in connection with any Permitted Acquisition and Indebtedness of any new Subsidiary acquired in a Permitted Acquisition and Permitted Refinancings thereof; provided that (i) any such Indebtedness is not created in anticipation or contemplation of such Permitted Acquisition and (ii) all such Indebtedness, when combined with any Indebtedness permitted under clause (i) below, does not exceed $1,500,000 in the aggregate at any one time outstanding;

(i)     Indebtedness consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such Indebtedness does not materially exceed the amount of the premium for such insurance and is financed with the insurer;

(j)     endorsements for collection or deposit in the ordinary course of business;

(k)     Indebtedness arising with respect to customary indemnification obligations, purchase price adjustments and other similar obligations in favor of (i) sellers in connection with Acquisitions or similar Investments permitted hereunder and (ii) purchasers in connection with Dispositions permitted under Section 7.8, in an aggregate amount not to exceed $1,500,000;

(l)     Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Subsidiary of the Borrower, which obligations are otherwise permitted hereunder (provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent) in an aggregate amount not to exceed $1,500,000;

(m)     Indebtedness arising as a result of judgments, orders, awards or decrees against the Borrower or any of its Subsidiaries, in each case, not constituting an Event of Default under Section 9.1(f);

(n)     Indebtedness consisting of take or pay obligations contained in supply arrangements in the ordinary course of business;

(o)     unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the incurrence of the related obligations) in the ordinary course of business;

(p)     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts maintained by the Borrower and its Subsidiaries as a part of their cash management program incurred in the ordinary course of business so long as such Indebtedness is promptly repaid; and

(q)     Other unsecured Indebtedness in an aggregate amount not to exceed the greater of (x) $875,000 and (y) 5% of Annualized Consolidated EBITDA for the Test Period in the aggregate outstanding at any time; provided that such Indebtedness may be secured to the extent the Liens securing such Indebtedness are Permitted Liens.

7.2     Liens. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3     Affiliate Transactions. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of the Borrower or any Subsidiary (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or other Person) except to the extent such transaction:

(a)     is not otherwise prohibited by this Agreement,

(b)     is in accordance with all applicable Law, and

(c)     meets at least one of the following additional conditions:

(i)     is among the Borrower or its respective Subsidiaries,

(ii)     is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions that are fully disclosed to the Administrative Agent,

(iii)     relates to the payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated,

(iv)     is a Restricted Payment permitted by Section 7.6 or an advance permitted by Section 7.5(b);

(v)     is contemplated under the terms of the Closing Date Acquisition Agreement;

(vi)     is a transaction with a joint venture for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice (and not otherwise prohibited by the Loan Documents); or

(d)     subject to the limitations of Section 7.6(d), is a payment by the Borrower or any of its Subsidiaries pursuant to tax sharing agreements among the Borrower and any of its Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party.

7.4     Contingent Obligations. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(a)     resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b)     arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(c)     incurred in the ordinary course of business (i) which may be deemed to exist pursuant to any grant matching requirements, guaranties, performance, surety, statutory, appeal, completion guarantees, export or import indemnities, bids, performance or surety bonds, customs and revenue bonds or similar instruments (for the avoidance of doubt, including pursuant to any requirement of any Funding Program), workers’ compensation claims, self-insurance obligations, unemployment insurance and other social security legislation and bankers acceptances issued for the account of the Borrower or Subsidiary in the ordinary course of business, and (ii) obligations of the Borrower or Subsidiary with respect to letters of credit supporting such bid, leases, performance or surety bonds (including any such letters of credit required pursuant to any Funding Program), workers’ compensation claims, health, disability, other employee benefits or property, deferred compensation to employees, self-insurance obligations, unemployment insurance and other social security legislation and bankers acceptances (in each case other than for an obligation for money borrowed) or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety, and environmental obligations in the ordinary course of business;

(d)     constituting Investments permitted pursuant to Section 7.5;

(e)     arising under the CoBank Credit Agreement; and

(f)     Guarantees by the Borrower or any Subsidiary of Indebtedness permitted hereunder.

7.5     Loans and Investments. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment or agree, become or remain liable to make any Investment, except:

(a)     accounts receivable arising under, and trade credit extended on, usual and customary terms in the ordinary course of business;

(b)     advances to employees of the Borrower or its respective Subsidiaries to meet expenses incurred by such employees in the ordinary course of business not to exceed $250,000 at any time outstanding;

(c)     Investments in the form of cash and Cash Equivalents;

(d)     (i) the Borrower’s existing Investments in its respective Subsidiaries on the Closing Date or (ii) equity Investments made after the Closing Date in any Subsidiary;

(e)     intercompany advances made from time to time (i) by the Borrower to a Subsidiary and (ii) by any Subsidiary to another Subsidiary;

(f)     notes payable to, or equity interests issued by, account debtors to the Borrower or its Subsidiaries in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(g)     Investments set forth on Schedule 7.5 hereto;

(h)     the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs;

(i)     Guaranties and other Contingent Obligations permitted by Section 7.4;

(j)     any Interest Rate Hedge permitted under Section 7.1;

(k)     Permitted Acquisitions;

(l)     Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of suppliers, customers and other account debtors, (ii) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and other account debtors, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes, in each case in the ordinary course of business;

(m)     to the extent constituting Investments, deposits, prepayments or other credits to suppliers made in connection with obtaining, maintaining or renewing client and customer contracts or in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(n)     Investments received in lieu of cash in connection with any Disposition permitted under Section 7.8(i);

(o)     [reserved];

(p)     to the extent constituting an Investment and not otherwise permitted by this Section 7.5, mergers, consolidations, dispositions and other transactions expressly permitted by Section 7.7; and

(q)     other Investments not exceeding $3,000,000 in the aggregate at any time.

7.6     Dividends and Related Distributions. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)     each Subsidiary of the Borrower may make Restricted Payments to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)     the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)     the Borrower and each Subsidiary of the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests other than from proceeds received from the Equity Commitment Letter;

(d)     the Borrower may make, declare and pay cash dividends and distributions with respect to any taxable year (or portion thereof) for which the Borrower is treated as a disregarded entity or partnership for U.S. federal income tax purposes, to any Parent Company in amounts intended to cover the income tax obligations of the holders of Equity Interests of such Parent Company resulting from allocations of net income of the Borrower for such taxable year (or portion thereof) by such Parent Company to such holders, as permitted or required by the Organizational Documents of the Borrower as of the Closing Date (“Permitted Tax Distributions”); provided that the aggregate amount of Permitted Tax Distributions with respect to any taxable year (and any portion thereof) shall not exceed the aggregate amount of distributions that the Borrower is affirmatively permitted to make pursuant to Section 3.1 of the Borrower LLC Agreement with respect to such taxable year (or portion thereof, as applicable) on or after the Closing Date (taking into account any distributions made by the Borrower prior to the Closing Date and the deadlines specified in Section 3.1 of the Borrower LLC Agreement);

(e)     the Borrower may make, declare and pay cash dividends and distributions in connection with the payment of (x) reasonable and documented legal, accounting, and other ordinary course corporate overhead or other operational expenses and/or (y) reasonable and documented salary, bonuses and compensation, in each case payable at the direct or indirect parent of the Borrower attributable solely to the ownership of the Borrower and its Subsidiaries;

(f)     the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable with respect to any present or former employee (or any spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any Subsidiary in connection with the exercise of stock options or the vesting of restricted stock and any repurchases of capital stock or other Equity Interests in consideration of such payment including deemed repurchases in connection with the exercise of stock options; and

(g)     to the extent constituting Restricted Payments, the Borrower and any Subsidiary may make working capital adjustment payments, purchase price adjustment payments, indemnity and similar obligation payments pursuant to any applicable acquisition agreement entered into in connection with a Permitted Acquisition or other Acquisition that is an Investment not prohibited under this Agreement;

(h)     if the Sponsor or its Controlled Investment Affiliates shall have made direct or indirect cash equity contributions to the Borrower or any Subsidiary to fund any Investments permitted hereunder (other than any cash equity contributions made pursuant to the Equity Commitment Letter), and such Investment is not made within 10 Business Days after receipt of such equity contributions, the Borrower or any Subsidiary may return such equity contributions to the Sponsor or such Controlled Investment Affiliates either directly or indirectly by distribution to the Borrower for redistribution to a Parent Company or any direct or indirect parent of a Parent Company to effect such return of contributions so long as no Event of Default shall exist at the time of such return or result immediately therefrom;

(i)     so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (i) declare or pay cash dividends to its members and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it, in each case, in an aggregate amount not to exceed $1,000,000 in any fiscal year; and

(j)     Borrower and each other Subsidiary may make the Specified Dividend (subject, for the avoidance of doubt, to the reduction (if any) contemplated by Section 6.12).

7.7     Liquidations, Mergers, Consolidations, Acquisitions. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, (i) dissolve, liquidate or wind-up its affairs, (ii) become a party to any merger or consolidation, or (iii) acquire by purchase, lease or otherwise of all or substantially all of the assets or capital stock of any other Person or group of related Persons; provided that:

(a)     any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; and

(b)     any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary of the Borrower; and

(c)     any Subsidiary of the Borrower may consummate the Permitted Acquisitions and other Investments permitted hereunder;

provided, that, that, the Borrower shall not nor shall any Subsidiary of the Borrower engage in, allow or be party to any Division without the written prior consent of the Administrative Agent (at the direction of the Required Lenders).

7.8     Dispositions of Assets or Subsidiaries. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, Dispose of (including pursuant to any sale and leaseback transaction), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other equity interests of a Subsidiary of the Borrower), except:

(a)     any Disposition of assets in the ordinary course of business that are replaced by substitute assets acquired or leased as permitted in this Agreement;

(b)     transactions involving the sale of inventory to customers in the ordinary course of business;

(c)     any Disposition of assets in the ordinary course of business that are no longer necessary or required in the conduct of the Borrower’s or such Subsidiary’s business;

(d)     any Disposition of assets by any Subsidiary to another Subsidiary;

(e)     [reserved];

(f)     any Disposition permitted by Sections 7.5, 7.6 or 7.7;

(g)     any Disposition of Cash Equivalents;

(h)     non-exclusive licenses of intellectual property rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five (5) years; and

(i)     Dispositions not otherwise permitted pursuant to this Section 7.8 in an aggregate amount not to exceed $2,000,000 in the aggregate; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition and (ii) at least 75% of the consideration received by the Borrower or any of its Subsidiaries in respect of any such Disposition is in the form of cash or Cash Equivalents and is received contemporaneously with the consummation of such Disposition.

provided, however, that any Disposition pursuant to clause (a) shall be for substantially equivalent value and any Disposition pursuant to clauses (b) through (i) shall be for fair market value; provided, further, that, that, the Borrower shall not nor shall any Subsidiary of the Borrower engage in, allow or be party to any Division without the written prior consent of the Administrative Agent (as directed in writing by the Required Lenders).

7.9     Use of Proceeds. The Borrower shall not (a) use the proceeds of any Loan or other Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Credit Extension, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

7.10     [Reserved].

7.11     Continuation of or Change in Business. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, engage in any business other than the business of owning, constructing, managing and operating Communications Systems, or other lines of business necessary or ancillary to the foregoing or consistent with advances in the Communications Systems industry, in each case, substantially as conducted and operated by the Borrower or Subsidiary during the present fiscal year, and the Borrower or Subsidiary shall not permit any material change in such business.

7.12     Fiscal Year. Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.13     [Reserved].

7.14     Changes in Organizational Documents. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, amend its Organizational Documents in a manner materially adverse to the Lenders (as determined by the Administrative Agent in its sole discretion) without the prior written consent of the Required Lenders; provided, that, any changes permitted by the terms of (and in connection with) the Closing Date Acquisition Agreement shall not be deemed materially adverse to the Lenders.

7.15     Negative Pledges; Other Inconsistent Agreements. The Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would (a) be breached by any Borrowing by the Borrower hereunder or by the performance by the Borrower or its respective Subsidiaries of any of their obligations hereunder or under any other Loan Document, (b) limit the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person; (c) create or permit to exist or become effective any encumbrance or restriction on the ability of the Borrower or Subsidiary of the Borrower to (i) make Restricted Payments to the Borrower, or pay any Indebtedness owed to the Borrower, (ii) make loans or advances to the Borrower, (iii) transfer any of its assets or properties to the Borrower, or (iv) Guarantee the Indebtedness of the Borrower, provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (d) require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, in each case, the foregoing shall not apply to restrictions and conditions imposed by applicable Law, by the CoBank Credit Agreement or by this Agreement.

7.16     Material Agreements.

(a)     The Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to (i) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination) any Material Agreement (other than the CoBank Loan Documents) if such modification, termination, cancellation or revocation could reasonably be expected to result in a Material Adverse Change, Default or Event of Default, or (ii) make any optional prepayments of Indebtedness arising under any Material Indebtedness (other than Indebtedness arising under the CoBank Loan Documents), except for optional prepayments of Indebtedness between the Borrower and its Subsidiaries, if any.

(b)     The Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to amend, restate, supplement, waive or otherwise modify the CoBank Credit Agreement such that:

(i)     unless otherwise agreed in writing by the Required Lenders (such agreement not to be unreasonably withheld, delayed or conditioned), (A) during the Acquisition Agreement Period, the aggregate principal amount of the Obligations (as defined under the CoBank Credit Agreement) under the CoBank Credit Agreement exceeds the sum of (1) outstanding principal balance of the Term Loans (as defined under the CoBank Credit Agreement) under the CoBank Credit Agreement as of the Closing Date, plus (2) the Revolving Commitments (as defined under the CoBank Credit Agreement) under the CoBank Credit Agreement as of the Closing Date, plus (3) the Maximum Incremental Amount (as defined in the CoBank Credit Agreement); (B) the proceeds of the Maximum Incremental Amount (as defined in the CoBank Credit Agreement) can be used to make any Restricted Payment (other than to a Subsidiary of the Borrower); or (C) any material additional restrictions or limitations are imposed on the restricted payments covenant exception governing the payment of cash interest on the Loans in the CoBank Credit Agreement;

(ii)     unless the Lender Representative has been consulted by CoBank (in such manner as CoBank may reasonably elect), during the Acquisition Agreement Period, the fees, interest rate or related terms to the CoBank Credit Agreement as of the Closing Date are increased; or

(iii)     during the Acquisition Agreement Period, the CoBank Credit Agreement is otherwise amended, restated, supplemented, waived or modified (a “Proposed Modification”) in a manner materially adverse to the Lenders (as determined by Lender Representative in its reasonable judgement) unless the Lender Representative has been consulted according to the procedures described below; provided that the limitations in this clause (iii) shall not apply to any modification to the stated maturity date for any Secured Obligations (as defined in the CoBank Credit Agreement) under the CoBank Loan Documents or to any of the modifications described in clauses (i) or (ii).

The Borrower agrees that, at least ten (10) Business Days (or such lesser period of time as to which the Lender Representative may agree in its reasonable discretion) prior to the effective date of any Proposed Modification, the Borrower shall inform the Lender Representatives of the terms of the Proposed Modification. The Lender Representatives shall, within five (5) Business Days (commencing on the date a Lender Representative confirms receipt of the Proposed Modification) of notification of the Proposed Modification (the “Modification Notice Deadline”) confirm whether such Proposed Modification would be materially adverse to the Lenders, together with an explanation describing the reason for its decision and, upon providing such confirmation and description, the parties will engage in commercially reasonable negotiations to modify the Proposed Modification to address the potential materially adverse effect; provided that, the Borrower shall not be obligated to engage in such negotiations for more than five (5) Business Days. If the Lender Representative fails to respond to the Borrower’s notice by the Modification Notice Deadline, the Lender Representative shall be deemed to have determined that such Proposed Modification is not materially adverse to the Lenders and neither the Lenders nor the Administrative Agent shall have any future objection to such Proposed Modification.

7.17     Employee Plans. Except to the extent that any liability associated therewith, individually or taken together with other Plans, would not reasonably be expected to result in a Material Adverse Change, the Borrower will not nor will any ERISA Affiliate acquire liability (by adopting a new plan, acquisition of another entity, participating in an asset transfer or plan merger, or otherwise) under any Pension Plan or Multiemployer Plan under which the Borrower or ERISA Affiliate has no liability as of the date of this Agreement. Except to the extent that any liability associated therewith, individually or taken together with other Plans, would not reasonably be expected to result in a Material Adverse Change, the Borrower will not nor will any ERISA Affiliate acquire liability (by adopting a new plan, acquisition of another entity, participating in an asset transfer or plan merger, or otherwise) under any Welfare Benefit Plan, under which the Borrower or ERISA Affiliate has no liability as of the date of this Agreement unless such Plan can be terminated by the Borrower or ERISA Affiliate in its sole discretion at any time without material liability other than the payment of insurance premiums for claims incurred in the current month.

7.18     [Reserved].

7.19     Borrower as a Holding Company.

(a)     The Borrower (A) will not (1) incur any Indebtedness or Liens, (2) engage in any activities or consummate any transactions (including, without limitation, any Investments, Dispositions or acquisitions by purchase, lease or otherwise of all or substantially all the assets or capital stock of any other Person or group of related Persons), (3) make any Restricted Payments or (4) become party to any merger or consolidation (other than the Closing Date Acquisition Agreement) and (B) will not conduct, transact or otherwise engage in any business or operations, in each case, other than:

(i)     the ownership of the Equity Interests of Intermediate Holdings;

(ii)     the payment of Restricted Payments permitted by Sections 7.6(b), (c), (d), (e), (f), (h) and (j);

(iii)     the performance of obligations under and compliance with its Organizational Documents or other Laws (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance);

(i)     participating in tax, accounting and other administrative matters related to any Parent Company or any of its Subsidiaries, ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Subsidiaries;

(ii)     the entry into, and exercise of its rights and performance of, its obligations under and in connection with the Loan Documents;

(iii)     incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes,

(iv)     providing indemnification for its current and former officers, directors, members of management, managers, employees and advisors or consultants, and

(v)     activities incidental to the businesses or activities described in the foregoing clauses.

7.20     Anti-Layering. The Borrower shall not permit any of its Subsidiary to issue any Preferred Equity Interest.

7.21     Anti-Corruption; Anti-Terrorism; Sanctions.

(a)     The Borrower will not nor will its Subsidiaries, Affiliates, officers, directors, employees or agents engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)     The Borrower will not fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

7.22     Independence of Covenants. All covenants contained in Articles VI, VII and VIII of this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

VIII.     FINANCIAL COVENANTS

8.1     Maximum Total Net Leverage Ratio. Commencing with the last day of the first fiscal quarter ending after the Closing Date, as of the last day of each fiscal quarter, the Borrower shall not permit the Total Net Leverage Ratio of Intermediate Holdings and its Subsidiaries to exceed 5.35 to 1.00.

8.2     Minimum Fixed Charge Coverage Ratio. Commencing with the last day of the first fiscal quarter ending after the Closing Date, Intermediate Holdings and its Subsidiaries shall maintain, measured at the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.00.

IX.     EVENTS OF DEFAULT

9.1     Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)     Payments Under Loan Documents. Failure by the Borrower to pay, (i) on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), or (ii) within three (3) days after such amount is due, any interest on any Loan or any other amount owing hereunder or under the other Loan Documents, or any other Obligation;

(b)     Breach of Warranty. Any representation, warranty, certification or written statement of fact made or deemed made at any time by the Borrower herein or in any other Loan Document, or in any certificate, other instrument or written statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification (including all representations and warranties (x) as of the initial funding on the Closing Date and (y) as of the closing date of any Limited Condition Acquisition, in each case, regardless of whether the accuracy thereof is a condition precedent to the initial funding or such other advance);

(c)     Breach of Certain Covenants.

(i)     The Borrower shall default in the observance or performance of any covenant contained in Section 6.2(a), Section 6.3, Section 6.7, Section 6.12, Article VII or Article VIII (subject to Section 9.3);

(ii)     The Borrower shall default in the observance or performance of any covenant contained in Sections 6.1(a) or 6.1(b) and such default shall continue unremedied for a period of fifteen (15) days;

(d)     Breach of Other Covenants. The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for the expressly specified cure period with respect thereto or, if no such cure period is specified, for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) an Authorized Officer or any other executive officer of the Borrower having obtained knowledge thereof;

(e)     Defaults in Other Agreements or Indebtedness. (x) A default or event of default shall occur at any time under the terms of any other agreement the Borrower or any of its Subsidiaries are party to with respect to Indebtedness or any other credit extension in an aggregate principal amount (including undrawn committed or available amounts) in excess of the Threshold Amount (other than any default or event of default occurring under the CoBank Credit Agreement), and such breach, default or event of default (i) arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend or (y) a default or event of default shall occur at any time under the terms of the CoBank Credit Agreement, and the holder or holders of such Indebtedness under the CoBank Credit Agreement declare such Indebtedness to be due and payable prior to its stated maturity;

(f)     Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against the Borrower and/or its Subsidiaries by a court having jurisdiction in the premises, which judgment is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

(g)     Loan Document Unenforceable. Any of the Loan Documents shall (other than pursuant to its terms) cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than the Administrative Agent or any Lender);

(h)     [Reserved];

(i)     [Reserved];

(j)     Events Relating to Employee Benefit Plans. (i) An ERISA Event or Plan Qualification Event occurs that has resulted or could reasonably be expected to result in a Material Adverse Change, or (ii) any event occurs that could reasonably be expected to result in the imposition of a Lien under Sections 430(k) or the Code or Section 303 or 4068 of ERISA on any assets of the Borrower or a Subsidiary of the Borrower;

(k)     Change of Control. A Change of Control shall have occurred;

(l)     Insolvency Proceedings. (i) An Insolvency Proceeding shall have been instituted against the Borrower or Subsidiary of the Borrower and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) the Borrower or Subsidiary of the Borrower institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy laws) shall be entered, (iv) the Borrower or Subsidiary of the Borrower shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar law, domestic or foreign, (v) the Borrower or Subsidiary of the Borrower shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) the Borrower or Subsidiary of the Borrower shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) the Borrower or Subsidiary of the Borrower shall take any action to approve or authorize any of the foregoing, or (viii) the Borrower or any Subsidiary of the Borrower ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

(m)     Funding Program Agreements. If the Borrower or any Subsidiary of the Borrower shall default, past any applicable grace and cure period, under any Funding Program Agreement not otherwise described in this Section 9.1 and such default would reasonably be expected to result in a Material Adverse Change; or

(n)     FCC and PUC Matters. Any License (except for Licenses which are no longer required in the conduct of the Borrower’s or the Borrower’s Subsidiary’s business and which cannot be sold or which have de minimis fair market value) shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended or modified or shall no longer be in full force and effect, the effect of which has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

9.2     Consequences of Event of Default.

(a)     Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1 (other than Section 9.1(l)) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Administrative Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

(b)     Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1(l) shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable,; and

(c)     Set-off. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)     Application of Proceeds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs of the Administrative Agent and Lenders) payable to the Administrative Agent and Lenders in their respective capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after Payment In Full of all of the Obligations, to the Borrower or as otherwise required by Law.

9.3     Right to Cure.

(a)     Notwithstanding anything in Sections 9.1 and 9.2 to the contrary, in the event that the Borrower fails to comply with the financial covenants under Article VIII, any cash received by the Borrower (or any direct or indirect parent entity thereof) in connection with an Equity Issuance constituting of Qualified Equity Interests of the Borrower (or such direct or indirect parent entity) that is contributed to the Borrower in connection with an Equity Issuance of Qualified Equity Interests of the Borrower on or before the date that is ten (10) calendar days after the earlier of (i) the date on which the related Compliance Certificate was delivered to the Administrative Agent and (ii) the date on which the related Compliance Certificate was due under Section 6.1(c) (such date, the “Cure Deadline”) shall, at the option of the Borrower, be included in the calculation of, and increase on a Dollar-for-Dollar basis, Consolidated EBITDA for such fiscal quarter, solely for the purposes of determining compliance with the applicable financial covenant under Article VIII and not for any other purpose under this Agreement (including to determine pricing, financial ratio-based conditions, the availability or the amount of any covenant baskets, carve-outs, unrestricted cash or other items governed by a reference to Consolidated EBITDA or Annualized Consolidated EBITDA) (any such contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (a) no more than two (2) Specified Equity Contributions may be made in any consecutive four fiscal quarter period and no more than five (5) Specified Equity Contributions may be made during the term of the Facilities, (b) a Specified Equity Contribution shall not be greater than the amount required to cause the Borrower to be in compliance with the financial covenants under Article VIII and shall not be required to be used to repay the Loans, (c) a Specified Equity Contribution shall be counted solely for the purposes of the applicable financial covenants under Article VIII and shall not be included for the purposes of determining pricing, financial ratio-based conditions, the availability or the amount of any covenant baskets, carve-outs or unrestricted cash with respect to any fiscal quarter in which such Specified Equity Contribution is made and (d) there shall be no effect given to any reduction of Indebtedness with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the applicable financial covenant under Article VIII for the fiscal quarter in which such Specified Equity Contribution is made (other than, with respect to any future period that includes such fiscal quarter, any portion of such Specified Equity Contribution that is actually applied to repay any Indebtedness).

(b)     Notwithstanding anything in Sections 9.1 and 9.2 to the contrary, until the expiration of the applicable Cure Deadline, the Lenders shall not be permitted to (and shall not) accelerate the Loans held by them or exercise any rights or remedies under Section 9.1 or 9.2 or under any other provision of this Agreement or any other Loan Document against the Borrower on the basis of a failure to comply with Article VIII, and thereafter; provided that, until the Borrower have exercised its cure right set forth in the foregoing clause (a), the Borrower and its Subsidiaries shall not be permitted (and shall not) take any action hereunder pursuant to which the ability of the Borrower or such Subsidiary to take such action is subject to the absence of a Default or Event of Default, as applicable.

X.     THE ADMINISTRATIVE AGENT

10.1     Appointment and Authority. Each of the Lenders (on behalf of itself and each of its Affiliates) hereby irrevocably appoints Acquiom Agency Services LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X (other than Section 10.9, Section 10.13 and any other provision herein that expressly requires the approval or consent of the Borrower) are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3     No Fiduciary Duty. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.4     Exculpation.

(a)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(b)     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the existence, value, adequacy, enforceability, sufficiency, collectability or title of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c)     In no event shall the Administrative Agent be liable for any indirect, special, punitive or consequential damages (including lost profits), even if advised of the possibility thereof.

(d)     Without limiting the foregoing, the Administrative Agent shall not be responsible or have any liability for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document arising out of or caused by, directly or indirectly, circumstances beyond their control, including acts of God, natural disasters, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, labor disputes, failures or disruptions of utilities, communications or computer (hardware or software) services or other similar events.

(e)     The Administrative Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(f)     The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct.

(g)     The Administrative Agent shall be entitled to request instructions from the Required Lenders (or such other Lenders as may be specified herein) as to the exercise of any rights or powers, and may refrain from taking any action unless and until such instructions are received. In the absence of such instructions, the Administrative Agent may act or refrain from acting in its reasonable discretion.

(h)     Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

10.5     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Lenders), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7     Filing Proofs of Claim. In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7, 2.10(b), 3.5 and 11.3) allowed in such proceeding;

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)     any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 2.10(b), 3.5 and 11.3.

10.8     Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders and, subject to an absence of any Specified Event of Default, the Borrower shall have the right to appoint a successor Administrative Agent (which shall not in any event be a Disqualified Institution). If no such successor shall have been so appointed by the Required Lenders and, subject to an absence of any Specified Event of Default, the Borrower shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Required Lenders may approve), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then the Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.9     [Reserved].

10.10     Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

10.11     Enforcement. By its acceptance of the benefits of this Agreement and the other Loan Documents and once any portion of the Loans is held by a Lender that is not an affiliate of the GCI Group, each Lender agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, subject to Section 11.2, (b) no Lender shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents and (c) no Lender has any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

10.12     [Reserved].

10.13     [Reserved].

10.14     [Reserved].

10.15     No Reliance on the Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, Anti-Corruption Law or Sanctions, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

10.16     Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(v)     In addition, unless either (1) Section 10.17(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in Section 10.17(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent and their respective Affiliates, are not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.17     Rate Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledge and agree (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, any Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

XI.     MISCELLANEOUS

11.1     Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made that will:

(a)     extend or increase the Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)     postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayment of Excess Cash Flow but excluding other mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document or any waiver of the imposition of interest at the Default Rate) without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans (or any definition relating thereto), other than a mandatory prepayment of Excess Cash Flow, shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)     reduce the principal of, or the rate of interest specified herein (except pursuant to Section 3.7) on, any Loan Borrowing or any fees or other amounts payable hereunder or under any other Loan Document, or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)     change Section 2.14 or Section 9.2(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)     change any provision of this Section 11.1 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(f)     [reserved]; or

(g)     release the Borrower without the consent of each Lender;

provided that no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent may be made without the written consent of such Administrative Agent, as applicable; and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1(g) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein, if following the Closing Date, the Administrative Agent and the Borrower shall have identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of any such amendment.

11.2     No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document and once any portion of the Loans is held by a Lender that is not an affiliate of the GCI Group, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower in any Insolvency Proceedings.

11.3     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs of the Administrative Agent) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including Attorney Costs of the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower and the expense of investigation) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for gross negligence and willful misconduct of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c)     [reserved].

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)     Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)     Survival. Each party’s obligations under this Section 11.3 shall survive the resignation of the Administrative Agent, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.4     Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at the address (or facsimile number) set forth on Schedule 1.1(A) (as may be modified from time to time with prior notice to the Administrative Agent) or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 1.1(B). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.

(d)     Platform.

(i)     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)     The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.5     Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.6     Duration; Survival. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article II, Article III, Section 11.3 or any other provision of any Loan Document, the agreement of the Lenders set forth in Section 11.3(c), and the agreements of the Borrower set forth in Section 11.10 or any other provision of any Loan Documents shall survive Payment In Full and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before. All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.7     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section, or (iii) by way of pledge, in each case, subject to the restrictions of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. (I) During the Acquisition Agreement Period, assignments of any portion of a Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, and the Loans at the time owing to it) shall be limited to such Lender’s Affiliates or Approved Fund (and any such assignment to a Person other than such Lender’s Affiliates or Approved Funds shall be deemed void ab initio) and (II) after the Acquisition Agreement Period, any Lender may at any time assign to one or more assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, and the Loans at the time owing to it) provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of any Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.7 and in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)     the acknowledgment of the Administrative Agent shall be required for assignments in respect of (i) any unfunded Commitments with respect to any Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or Tranche of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v) or (iii) any Disqualified Institution.

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person); provided that this clause (vi) shall not apply to John C. Malone (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, John C. Malone).

(vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share of the applicable Facility. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.5 and 11.3(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver of release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.

(c)     Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its Principal Office, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent, in its capacity as such, has no duty to monitor or enforce assignments, participations or other actions with respect to Disqualified Institutions and no responsibility or liability with respect to any assignments made by Lenders to a Disqualified Institution.

(d)     Participations. Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Participant (including John C. Malone (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person)) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a) through (g) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)), 3.5 and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.7; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under clause (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in the registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owners of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Lender that sells a participation shall provide concurrent notice of the same to the Lender Representative and, in the event that such sale impacts the CoBank Credit Agreement’s restricted payments covenant exception governing the payment of cash interest on the Loans, the Lender Representative will give prompt notice of the same to Intermediate Holdings and CoBank.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8     Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; (i) as permitted by the Closing Date Acquisition Agreement; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9     Counterparts; Integration; Effectiveness.

(a)     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Loan Documents. The parties agree that the electronic signature of a party to this Agreement and any other Loan Document shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement or such other Loan Document. The parties agree that any electronically signed Loan Document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. The parties presently intend to authenticate the Loan Documents to which they are a party by either signing such Loan Document or attaching thereto or logically associating therewith an electronic sound, symbol or process as their respective electronic signature. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and any other Loan Document (including any Assignment and Assumption) shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10     Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.

(a)     Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)     SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES SOUTHERN DISTRICT COURT OF NEW YORK, SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION OR (II) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A).

(c)     WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(d)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11     USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, including the USA Patriot Act.

11.12     Payments Set Aside. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.13     [Reserved].

11.14     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents, together with all fees, charges and other amounts treated as interest under applicable Laws (collectively, “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest and Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest and Charges contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.15     FCC and PUC Compliance. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a Change of Control or action of the Borrower or Subsidiary directly or indirectly holding a License or other action, to the extent that such assignment or Change of Control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

Upon any action to commence the exercise of remedies hereunder or under the other Loan Documents, the Borrower hereby undertakes and agrees on behalf of itself and its Subsidiaries, to cooperate and join with the Administrative Agent and the Lenders, and cause its Subsidiaries, to cooperate and join with the Administrative Agent and the Lenders, in any application to any Governmental Authority which may be required in order to permit the Administrative Agent and the Lenders to exercise its rights and remedies under the Loan Documents and to provide such assistance in connection therewith as the Administrative Agent and the Lenders may request, including the preparation of, consenting to or joining in of filings and appearances of officers and employees of the Borrower or any Subsidiary of the Borrower before such Governmental Authority, in each case in support of any such application made by the Administrative Agent and the Lenders; provided, however, nothing herein shall be construed to require the Borrower nor any of its Subsidiaries to, directly or indirectly, violate any terms or conditions of any License. The obligation of the Borrower to make all payments required to be made under this Agreement or any other Loan Document shall be absolute and unconditional; provided, however, in the event any portion of the debt, is disallowed under applicable Law or by action of the FCC or any PUC, then such disallowance shall be limited to the Borrower and Loan amounts impacted by such FCC or PUC action or required by applicable Law.

11.16     [Reserved].

11.17     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries, the Administrative Agent, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18     [Reserved].

11.19     Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (each, a “Lender Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time (any such payment, an “Erroneous Payment”), then in any such event, each Lender Party receiving an Erroneous Payment severally agrees to repay to the Administrative Agent promptly upon demand the Erroneous Payment received by such Lender Party in immediately available funds (and in the currency so received). Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Erroneous Payment. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, an Erroneous Payment (and such determination shall be conclusive absent manifest error).

11.20     Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.21     Deemed Payment in Full; Automatic Termination. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, upon the consummation of the GCI Transaction pursuant to the terms of the Closing Date Acquisition Agreement (the “Acquisition Consummation Date”), the Obligations shall be automatically and irrevocably deemed paid and satisfied in full, and all Commitments shall be immediately and automatically terminated, in each case without the necessity of any further action, notice, payment, or consent by any party. On the Acquisition Consummation Date, this Agreement and all other Loan Documents shall automatically terminate and be of no further force or effect. Any security interests, pledges, and guarantees granted pursuant to any Loan Document shall be automatically released and discharged and the Administrative Agent and Lenders shall be deemed to have irrevocably authorized and directed the filing, recordation, and delivery of any instruments reasonably necessary or advisable to evidence such releases.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by such party, or to be executed by a duly authorized officer of such party, as of the date first above written.

ACQUIOM AGENCY SERVICES LLC,
as Administrative Agent

By:	/s/ Jeremy Kuhn
Name: Jeremy Kuhn
Title: Director

[Signature Page to Term Loan Credit Agreement]

BORROWER:

Q Gateway Ultimate Holdings, LLC

By:	/s/ Clover McNeil
Name:	Clover McNeil
Title:	Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

GCI, LLC,
as a Lender

By:	/s/ Peter J. Pounds
Name:	Peter J. Pounds
Title:	Senior Vice President/Finance

[Signature Page to Term Loan Credit Agreement]

List of Omitted Exhibits

The following exhibits and schedules to this Term Loan Credit Agreement, by and among Q Gateway Ultimate Holdings, LLC, as borrower, the lenders party hereto and Acquiom Agency Services LLC, as administrative agent, dated as of April 21, 2026, have not been provided herein:

Schedule 1.1(A) – Notice Addresses
Schedule 1.1(B) – Commitments of Lenders and Addresses for Notices
Schedule 1.1(P) – Existing Liens
Schedule 5.1 – Qualifications to do Business and Jurisdiction of Organization
Schedule 5.6 – Subsidiaries
Schedule 5.19 – Licenses
Schedule 7.1 – Existing Indebtedness
Schedule 7.5 – Investments
Exhibit A – Assignment and Assumption
Exhibit B – Compliance Certificate
Exhibit C – [Reserved]
Exhibit D – Loan Request
Exhibit E – [Reserved]
Exhibit F – Note
Exhibit G – Solvency Certificate
Exhibit H – Tax Compliance Certificates
Exhibit I – Conversion or Continuation Notice
Exhibit J – Permitted Acquisition Questionnaire
Exhibit K – Permitted Acquisition Certificate

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.